UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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McDonald's Corporation

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Notice of the
McDonald’s Corporation

2001 Annual
Shareholders’
Meeting

and

Proxy Statement

To McDonald’s Corporation shareholders

McDonald’s Corporation will hold its 2001 Annual Shareholders’ Meeting on Thursday, May 17, 2001, at 10:30 a.m. Central Time, at the Rosemont Theatre, 5400 North River Road, Rosemont, Illinois. The doors to the Rosemont Theatre lobby will open at 9:00 a.m. At the meeting, shareholders will be asked to:

1.	Elect six Directors to serve until our 2004 Annual Shareholders’ Meeting;
2.	Approve McDonald’s Corporation 2001 Omnibus Stock Ownership Plan;
3.	Approve the appointment of our independent auditors for 2001;
4.	Act on two shareholder proposals, if presented; and
5.	Transact other business properly presented at the meeting.

Shareholders are cordially invited to attend the Annual Meeting. If you are unable to attend the meeting in person, a rebroadcast of a portion of the meeting will be posted on the investor section of our website located at www.mcdonalds.com beginning late on May 18, 2001.

Your Board of Directors recommends that you vote FOR all nominees for Directors, FOR the approval of the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan, FOR the approval of our auditors and AGAINST the shareholder proposals. Your vote is important.

Please consider the issues presented in this Proxy Statement and vote your shares as promptly as possible.

By order of the Board of Directors,

 /s/ Gloria Santona

Gloria Santona
Secretary

Oak Brook, Illinois
April 5, 2001

General information

Record date and voting at the Annual Meeting

Shareholders owning McDonald’s common stock at the close of business on March 19, 2001 (the record date) may vote at the 2001 Annual Meeting. On that date, 1,296,424,690 shares of common stock were outstanding. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

     Most shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card. Refer to your proxy or voting instruction card to see which options are available to you and how to use them.

     The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.

     If you properly sign and return your proxy card or complete your proxy via the telephone or the Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under “Election of Directors,” FOR the approval of the 2001 Omnibus Stock Ownership Plan, FOR the approval of auditors and AGAINST the shareholder proposals. You may change your vote at any time before the Annual Meeting by submitting written notice to the Corporate Secretary, by submitting a later-dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

     All votes cast at this year’s Annual Meeting will be tabulated by EquiServe Trust Company, N.A. (EquiServe), which has been appointed independent inspector of election. EquiServe will determine whether or not a quorum is present. With respect to the election of Directors, EquiServe will treat votes withheld as shares present for purposes of determining a quorum. Directors are elected by a plurality vote, so the six nominees named on page 2 of this Proxy Statement receiving the greatest number of votes will be elected. Withheld votes will not affect the outcome of the election. With respect to the approval of the 2001 Omnibus Stock Ownership Plan, the approval of auditors, the shareholder proposals or any other matter properly brought before the meeting, EquiServe will treat abstentions as shares present for purposes of determining a quorum. Since a majority of the shares represented at the meeting and entitled to vote is required for approval of these matters, abstentions will have the effect of a vote against approval.

     Under New York Stock Exchange rules, the proposals to elect Directors, approve the 2001 Omnibus Stock Ownership Plan and approve the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least fifteen days before the date of the Annual Meeting.

     In contrast, the two shareholder proposals described in this Proxy Statement are “non-discretionary” items. This means that brokerage firms which have not received voting instructions from their clients on these matters may not vote on these proposals. These “broker non-votes” will not be considered in determining the number of votes necessary for approval, and, therefore, will have no effect on the outcome of the vote for these proposals.

     We do not know of any other matters to be presented or acted upon at the meeting. If any other matter properly comes before the meeting, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Proxy solicitation

This Proxy Statement and form of proxy were mailed to shareholders beginning on or about April 5, 2001 in connection with the solicitation of proxies by the Board of Directors to be used at the 2001 Annual Meeting.

     The cost of soliciting proxies will be paid by the Company. The Company has retained Innisfree M&A Incorporated to aid in the solicitation at a fee estimated to be $15,000 plus reasonable out-of-pocket expenses. Proxies may also be solicited by employees and Directors of the Company by mail, by telephone, by fax, by e-mail or in person.

Confidential voting

It is the Company’s policy to protect the confidentiality of shareholder votes throughout the voting process. In this regard, your vote will not be disclosed to the Company, its Directors, officers or employees, except to meet legal requirements or to assert or defend claims for or against the Company or except in those limited circumstances where (1) a proxy solicitation is contested; (2) you write comments on a proxy card; or (3) you authorize disclosure. The inspector of election has been and will remain independent of the Company.

     Nothing in this policy prohibits you from disclosing the nature of your vote to the Company, its Directors, officers or employees, or impairs voluntary communication between you and the Company, nor does this policy prevent the Company from ascertaining which shareholders have voted or from making efforts to encourage shareholders to vote.

ITEM 1. Election of Directors

The Board of Directors is currently divided into three classes, each having three-year terms that expire in successive years. Directors elected at this year’s Annual Meeting will hold office for a three-year term expiring in 2004, except as otherwise provided in the Board’s retirement policy.

Nominees

The nominees for Director are: Jack M. Greenberg, Donald G. Lubin, Walter E. Massey, Andrew J. McKenna, Roger W. Stone and Robert N. Thurston.

     The Board of Directors expects all nominees to be available for election. If any of them should become unavailable to serve as a Director for any reason prior to the Annual Meeting, the Board may substitute another person as a nominee. In that case, your shares will be voted for that other person.

     Your shares will be voted according to your instructions. If you properly submit your proxy but do not provide voting instructions, your shares will be voted FOR the election of the six nominees named above. The six nominees who receive the most votes will be elected.

     The Board of Directors recommends that shareholders vote FOR all six nominees.

Biographical information

Photos of Hall Adams, Jr., James R. Cantalupo, Gordon C. Gray

Hall Adams, Jr. Retired Chief Executive Officer of Leo Burnett & Co., Inc. Director of Moody’s Corporation and Sears, Roebuck and Co. Class of 2002. Age: 67. Director since 1993.

James R. Cantalupo Vice Chairman and President since December 1999. Previously, Vice Chairman of McDonald’s Corporation, Chairman and Chief Executive Officer–McDonald’s International since August 1998. Previously, President and Chief Executive Officer–McDonald’s International. Director of Rohm and Haas Company and Sears, Roebuck and Co. Class of 2003. Age: 57. Director since 1987.

Gordon C. Gray Chairman, since November 2000, of North American Metals Distribution, Inc., a metals products supplier and wholly-owned subsidiary of Billiton p.l.c., an international mining and metals business. Previously, Chairman of Rio Algom Limited, a Canadian mining company and metals distributor. Director of Abitibi-Consolidated Inc. Class of 2002. Age: 73. Previously, Mr. Gray served as a director of McDonald’s Restaurants of Canada Limited. Mr. Gray will retire from the Board at this Annual Meeting after having served as a Director since 1982. He will continue his service to the Board as a nonvoting Senior Director.

Photos of Jack M. Greenberg, Enrique Hernandez, Jr., and Jeanne P. Jackson

Jack M. Greenberg Nominee. Chairman and Chief Executive Officer since May 1999. Previously, President and Chief Executive Officer since August 1998. Previously, Vice Chairman of McDonald’s Corporation, Chairman and Chief Executive Officer–McDonald’s U.S.A. and prior to 1997, Vice Chairman and Chief Financial Officer. Director of Abbott Laboratories and Harcourt General, Inc. Class of 2001. Age: 58. Director since 1982.

Enrique Hernandez, Jr. Chairman and Chief Executive Officer of Inter-Con Security Systems, Inc., a provider of high-end security and facility support services to government, utilities and industrial customers. Director of Nordstrom, Inc., Tribune Company and Washington Mutual, Inc. Class of 2003. Age: 45. Director since 1996.

Jeanne P. Jackson Chief Executive Officer since March 2000 of Walmart.com, an independent company majority-owned by Wal-Mart Stores, Inc., discount retailers. Previously, since May 1995, President and Chief Executive Officer of Banana Republic, a Gap Inc. brand. In November 1998, Ms. Jackson assumed the additional responsibility for the Gap Inc. Direct Division. Class of 2003. Age: 49. Director since 1999.

Photos of Donald R. Keough, Donald G. Lubin, and Walter E. Massey

Donald R. Keough Chairman of Allen & Company Incorporated, investment bankers, since April 1993. Advisor to the Board of Directors of The Coca-Cola Company from April 1993 to April 1998 and from October 2000 to the present. Director of H.J. Heinz Company, The Washington Post Company and USA Networks, Inc. Class of 2003. Age: 74. Mr. Keough will retire from the Board at this Annual Meeting after having served as a Director since 1993. He will continue his service to the Board as a nonvoting Senior Director.

Donald G. Lubin Nominee. Partner of the law firm of Sonnenschein Nath & Rosenthal, which provides legal services to the Company on a regular basis. Director of Molex Incorporated. Class of 2001. Age: 67. Director since 1967.

Walter E. Massey Nominee. President of Morehouse College since 1995. Director of Bank of America Corporation, BP Amoco p.l.c. and Motorola, Inc. Class of 2001. Age: 62. Director since 1998.

Photos of Andrew J. McKenna, Michael R. Quinlan and Terry L. Savage

Andrew J. McKenna Nominee. Chairman and Chief Executive Officer of Schwarz Paper Company, a printer, converter, producer and distributor of packaging and promotional materials. Director of Aon Corporation, Skyline Corporation and Tribune Company. Class of 2001. Age: 71. Director since 1991.

Michael R. Quinlan Chairman of the Executive Committee since May 1999. Previously, Chairman until May 1999 and Chairman and Chief Executive Officer until August 1998. Director of The Dun & Bradstreet Corporation and The May Department Stores Company. Class of 2003. Age: 56. Director since 1979.

Terry L. Savage Financial journalist, author and President of Terry Savage Productions, Ltd., which provides speeches, columns and videos on personal finance for corporate and association meetings, publications and national television programs. Previously, commentator for CBS News (WBBM-TV) in Chicago. Director of Pennzoil-Quaker State Company. Class of 2002. Age: 56. Director since 1990.

Photos of Roger W. Stone, Robert N. Thurston and Fred L. Turner

Roger W. Stone Nominee. Chairman and Chief Executive Officer of Box USA Group, Inc., corrugated box manufacturer, since July 2000. Retired President and Chief Executive Officer of Smurfit-Stone Container Corporation, a multinational paper company primarily producing and selling pulp, paper and packaging products. Prior to 1999, Chairman, President and Chief Executive Officer of Stone Container Corporation. Director of Autoliv Inc. and Option Care, Inc. Class of 2001. Age: 66. Director since 1989.

Robert N. Thurston Nominee. Business consultant. Director of Ag-Bag International Limited. Class of 2001. Age: 68. Director since 1974.

Fred L. Turner Senior Chairman since 1990. Previously, Chairman. Director of Aon Corporation, Baxter International Inc. and W.W. Grainger, Inc. Class of 2002. Age: 68. Director since 1968.

Stock ownership

The following table shows the common stock ownership of the named individuals and group as of February 1, 2001. Directors and Executive Officers as a group have sole voting and investment power over shares of common stock except for 3,008 shares held jointly with spouses, 36,167 shares held by members of their immediate families and 183,934 shares held in trust or in a partnership, over which they share voting and investment power. No Director or Executive Officer owns more than 1.0% of the common stock outstanding. Directors and Executive Officers as a group owned (directly and through benefit plans) approximately 1.0%.

Name	Common stock (a, b, c, d)	Stock equivalents (e)	Total

Hall Adams, Jr.	14,334	6,193	20,527
James R. Cantalupo	2,520,595	23	2,520,618
Alan D. Feldman	529,942	15,476	545,418
Gordon C. Gray	24,311	14,796	39,107
Jack M. Greenberg	2,389,512	34,919	2,424,431
Enrique Hernandez, Jr.	14,734	7,243	21,977
Jeanne P. Jackson	3,250	2,553	5,803
Donald R. Keough	17,534	21,323	38,857
Jeffrey B. Kindler	250,878	7,461	258,339
Donald G. Lubin	68,088	35,357	103,445
Walter E. Massey	3,668	3,505	7,173
Andrew J. McKenna	40,974	35,214	76,188
Michael R. Quinlan	5,208,137	248,433	5,456,570
Terry L. Savage	13,334	38,321	51,655
James A. Skinner	697,447	31,276	728,723
Roger W. Stone	16,000	46,753	62,753
Robert N. Thurston	102,781	51,174	153,955
Fred L. Turner	1,388,675	18,772	1,407,447
Directors and Executive Officers
as a group (the Group) (22 persons)	14,998,464	649,727	15,648,191

     (a) Beneficial ownership of shares which are owned by members of their immediate families directly or through trusts is disclaimed as follows: Directors Gray, 5,000; Keough, 1,200; Lubin, 374; McKenna, 640; Quinlan, 1,400; and the Group, 9,914.

     (b) Excludes 48,000 shares held by Mr. McKenna as Trustee of the Schwarz Profit Sharing Trust.

     (c) Includes unallocated shares held in the Profit Sharing Program as follows: Messrs. Cantalupo, 2,863; Feldman, 1,982; Greenberg, 3,422; Kindler, 987; Quinlan, 68,142; Skinner, 11,996; Turner, 15,334; and the Group, 136,863.

     (d) Includes shares that could be purchased by exercise of stock options on or within 60 days after February 1, 2001 under the Company’s option plans as follows: Directors Adams, 10,334; Cantalupo, 2,196,866; Gray, 10,334; Greenberg, 2,127,000; Hernandez, 6,334; Jackson, 1,000; Keough, 10,334; Lubin, 10,334; Massey, 3,668; McKenna, 10,334; Quinlan, 4,161,750; Savage, 10,334; Stone, 8,000; Thurston, 10,334; Turner, 562,500; Messrs. Feldman, 520,000; Kindler, 246,900; Skinner, 532,449; and the Group, 11,871,927.

     (e) Includes common stock equivalents credited under the non-qualified component of the Profit Sharing Program accounts of the Executive Officers and common stock equivalents credited to outside Directors under the Directors’ Stock Plan.

Stock ownership guidelines

In 1997, McDonald’s set minimum stock ownership guidelines for outside Directors. Each Director is expected to acquire, within a five-year period after becoming a Director, common stock or common stock equivalent units equal in value to at least five times the annual retainer, and hold such amount of stock throughout his or her term.

Stock ownership of certain beneficial owners

The following table shows all persons or entities who were the beneficial owners of more than five percent of the Company’s common stock outstanding as of December 31, 2000.

	Amount and nature of	Percent of
Name	beneficial ownership (a)	class (b)

FMR Corp. and Affiliates	83,679,793(c)	6.4%

     (a) Reflects shares beneficially owned by FMR Corp., Edward C. Johnson, 3d, Chairman of FMR, and Abigail R. Johnson, a Director of FMR, as of December 31, 2000, according to a statement on Schedule 13G filed with the SEC, which indicates that: (1) FMR Corp. (FMR), 82 Devonshire Street, Boston, MA 02109, had sole dispositive power over these shares and sole voting power with respect to 2,421,376 shares, (2) Mr. Johnson and Ms. Johnson, had sole dispositive power over these shares, and (3) these shares represented (A) 80,847,167 shares beneficially owned by Fidelity Management & Research Company (Fidelity), a wholly-owned subsidiary of FMR, as a result of acting as investment adviser to various investment companies, (B) 2,700,826 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, as a result of its serving as investment manager of certain institutional accounts, and (C) 131,800 shares owned by Fidelity International Limited as a result of acting as investment advisor to various non-U.S. investment companies and certain institutional investors. (A partnership controlled by Mr. Johnson and family members owns approximately 40% of the voting stock of Fidelity International Limited.) The voting power with respect to the 80,847,167 shares beneficially owned by Fidelity is held by the Boards of Trustees of the investment companies of which Fidelity is the investment adviser. The Schedule 13G also certifies that the securities were acquired in the ordinary course and not with the purpose nor with the effect of changing or influencing the control of McDonald’s.

     (b) Based on the number of outstanding shares of common stock on December 31, 2000.

     (c) Excludes shares beneficially owned by Strategic Advisors, Inc. (“Strategic”), a wholly-owned subsidiary of FMR Corp., which has sole dispositive power over certain securities held by Strategic’s individual clients.

Additional information concerning the Board of Directors

Board committees

The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit services function, the annual independent audit of the Company’s financial statements, and the compliance by the Company with certain legal and regulatory requirements. The Committee encourages free and open communication among the Committee, independent auditors, the internal audit service providers and management of the Company. Throughout the year, the Committee periodically meets with the independent auditors and representatives of the internal audit services function without management present. Members of the Committee are Directors Gray (Chairman), Hernandez, Massey and Stone. Mr. Lubin serves as secretary in a nonvoting capacity. In 2000, the Audit Committee met nine times, including meetings to review the quarterly financial statements prior to release of earnings to the public.

     The Compensation Committee evaluates the performance of the Company’s Chief Executive Officer and recommends his compensation to the Board annually, reviews and approves senior management’s compensation; establishes compensation guidelines for all other officers; and recommends to the Board the compensation paid to outside Directors. The Committee administers the Company’s incentive compensation and stock option plans and develops compensation policies. Members of the Committee are Directors Thurston (Chairman), Adams, Jackson, Keough and Savage. In 2000, the Compensation Committee met seven times.

     The Nominating and Corporate Governance Committee sets criteria for Board membership; searches for and screens candidates to fill Board vacancies; recommends appropriate candidates for election each year and, in this regard, evaluates individual Director performance; assesses overall Board performance; considers issues regarding Board composition and size; and evaluates the Company’s corporate governance process. Members of the Committee are Directors Lubin (Chairman), McKenna, Savage and Stone. In 2000, the Committee met four times. Shareholders can nominate Director candidates for consideration by writing to the Committee c/o the Corporate Secretary at McDonald’s Plaza, Oak Brook IL 60523 and providing the candidate’s name, biographical data and qualifications.

     The Corporate Responsibility Committee acts in an advisory capacity to the Company’s management with respect to policies and strategies that affect the Company’s role as a socially responsible organization, including, but not limited to, issues pertaining to health and safety, the environment, employee opportunities, consumers and the communities in which the Company does business. Members of the Committee are Directors Massey (Chairman), Adams, Jackson, McKenna and Thurston. This Committee was formed in 2000 and held its first meeting in January 2001.

     The Board also has an Executive Committee and a Finance Committee. The Executive Committee may exercise most Board powers during the period between Board meetings.

     The Finance Committee acts in an advisory capacity to management and the Board on financial matters, including investments and acquisitions, as may from time to time be referred to it by the Board or management.

Compensation of the Board

In 2000, each outside Director earned an annual retainer of $35,000 plus a $2,000 fee for each Board meeting attended, a $1,000 fee for each committee meeting attended and a $1,000 fee for each executive session attended not held in conjunction with a Board meeting. The chairman of each committee also received an additional annual retainer of $10,000. Directors can defer their retainer and fees in the form of common stock equivalent units under the Company’s Directors’ Stock Plan. Deferred amounts are credited to an account, which is adjusted to reflect dividends as well as gains or losses, as if invested in common stock. Each outside Director also receives a credit of $17,500 to his or her Directors’ Stock Plan account at the end of each full year of service, up to a maximum of ten years. Deferred amounts are generally paid in cash after the Director retires from the Board but can be deferred further at the option of the Director.

     In May 2000, each outside Director received options to purchase 3,000 shares of common stock. All options vest in equal installments over three years, have a ten-year life and permit the holder to purchase shares at their fair market value on the date of grant.

     In 2000, Directors Lubin and Thurston received the use of corporate vehicles valued at $10,865 and $3,250, respectively.

Responsibilities

In 2000, the Board met six times. Its primary responsibilities are:

Evaluating the performance of the Company and its executive management;

Reviewing and, where appropriate, approving fundamental operating, financial and other corporate strategies, as well as major plans and objectives;

Providing advice to the Chief Executive Officer and executive management;

Overseeing management to ensure that the Company’s assets are safeguarded and business is conducted in compliance with laws and regulations; and

Evaluating the overall effectiveness of the Board, as well as selecting and recommending to shareholders an appropriate slate of candidates for election to the Board.

Corporate governance guidelines

The board’s corporate governance guidelines incorporate principles by which the Board has been operating for many years. Among other things, the guidelines provide that:

A majority of Directors should come from outside the Company and independence and diversity of background are important in the selection of new candidates. The Board selects candidates and extends invitations to join the Board.

Only outside Directors serve on the Audit, Compensation, and Nominating and Corporate Governance Committees.

Outside Directors have primary responsibility for matters relating to the selection and succession of the Chief Executive Officer and the compensation of executive management. The Chief Executive Officer receives a performance review conducted annually by the Chairman of the Compensation Committee after the Committee Chairman consults with the outside Directors.

Outside Directors generally meet alone with the Chief Executive Officer at each Board meeting and, at least once each year, evaluate the performance of executive management and discuss matters of succession planning and management development with the Chief Executive Officer.

Outside Directors meet without members of management at least twice each year.

The Board meets on a bimonthly basis. The agenda is set by the Chairman and Chief Executive Officer, and Directors may suggest items for inclusion. Information about the Company’s business, performance and prospects, as well as information regarding recommendations for action by the Board are made available to the Board within a reasonable period before each meeting.

At least once each year, Directors review the Company’s strategic plans and evaluate the impact of such plans on the Company’s performance and on the value of shareholders’ interests.

The Nominating and Corporate Governance Committee annually evaluates the performance and effectiveness of the Board and recommends appropriate changes for consideration by the entire Board.

The Board of Directors has adopted a retirement policy for its members. A Director is expected to retire on the date of the Annual Meeting of Shareholders immediately following his or her 73rd birthday. In accordance with this policy, Mr. McKenna is expected to retire as a member of the Board of Directors at the 2003 Annual Meeting.

Certain transition rules were established so that Directors who were age 70-73 at the time of the 1999 Annual Meeting will be expected to retire at this Annual Meeting. As reflected earlier in this Proxy Statement, Gordon Gray and Donald Keough will retire as active Directors of McDonald’s Corporation on the date of this year’s Annual Meeting, following 19 and 8 years of service, respectively. They were appointed by the Board to act as Senior Directors for a term of one year, effective May 17, 2001. As Senior Directors, they will be eligible to attend Board meetings in an advisory capacity, and meetings of the Committees on which they served at their retirement, but will not have voting rights.

The Board of Directors adopted retirement guidelines affecting the Offices of Chairman of the Board and Chief Executive Officer. These guidelines provide that any person holding the Office of Chief Executive Officer effective commencing in 1999, shall retire from the Board of Directors at the same time that his or her service as CEO ends, unless that person is also Chairman of the Board, in which event that person shall retire from the Board at the time that his or her service as Chairman ends, but no later than age 73.

Directors have access to the System’s* management around the world.

*“System” refers to our employees, franchisees and suppliers.

Compensation Committee report on executive compensation

Dear fellow shareholders:

Philosophy

Our Committee approves executive compensation, establishes compensation guidelines for corporate officers and administers the Company’s stock option and other incentive plans. We believe that our stakeholders are best served by running the Company with a long-term perspective, while striving to deliver consistently good annual results. Therefore, the Company’s executive compensation program has been designed to attract, energize, reward and retain superior talent that will deliver the McDonald’s Brand Promise to our customers and our People Promise to our employees. The Company’s goal is to achieve its vision to be the world’s best quick-service restaurant experience in a highly competitive global business.

     We believe that the Company’s executives will more effectively pursue the interests of McDonald’s shareholders, whose interests they are charged with enhancing, if they are shareholders themselves. Accordingly, we focus our executives’ attention on managing McDonald’s as owners of the business by encouraging officers to have significant stock ownership in the Company. Consistent with this philosophy, we instituted minimum ownership requirements for all officers. The minimum levels of ownership range from one to five times base salary. Our profit sharing program and stock option plans are designed to facilitate this share ownership by our executives.

Executive compensation

We believe that executive compensation should be competitive with other high-performing companies and alternative careers within the McDonald’s System (i.e., careers as a franchisee or supplier) in order to motivate and retain the talent needed to produce superior results. The Committee’s determinations are guided in part by the increasingly competitive demand for talented executives who have the skills and expertise required to lead a large, dynamic global business. In this regard, our Committee conducts an overall review of compensation annually.

     The process we use to establish compensation is not purely a mechanical one. We review information supplied by independent consultants to determine the competitiveness of McDonald’s total compensation package with that of a peer group. The peer group, which we use solely for compensation comparison purposes, consists of most of the companies comprising the Dow Jones Industrial Average. We believe that these major corporations are most likely to compete with McDonald’s for executive talent. In addition to reviewing competitive pay information, we also review five- and ten-year shareholder returns for the Company and the peer group illustrated in the graphs set forth on page 11 of this Proxy Statement.

     Because the Committee believes that special management talents and sensitivities are required to balance the unique relationships between and among the Company, its employees, franchisees, suppliers and many constituencies, we go beyond a simple evaluation of competitive compensation information and Company financial results in making compensation decisions. We also consider qualitative factors, which we believe contribute significantly to building McDonald’s global brand and reputation for social responsibility, thereby optimizing shareholder value over the long term. Financial targets under the annual and long-term incentive plans are based on results in constant currency, which exclude the effect of foreign currency translation on reported results, because the Committee believes this reflects the most accurate representation of true business performance.

     At this point in time, base salary and long-term incentives paid to the officers named in the summary compensation table on page 8 of this Proxy Statement approximate the middle of this peer group’s range, while annual incentives are slightly below the median.

Annual cash compensation

Annual cash compensation for senior management, as for all employees, consists of base salary and a variable, at-risk incentive under the Target Incentive Plan (TIP). Throughout this report, references to TIP payments for 2000 relate to TIP payments made on March 30, 2001 based on performance during 2000, while references to salaries paid in 2000 relate for the most part to salaries established on April 1, 2000 based on performance in 1999.

     Our Committee annually establishes an executive’s base salary through our evaluation of the executive’s level of responsibility and individual performance, considered in light of competitive pay practices. We gauge individual performance in: developing and executing corporate strategies; leading and developing people; initiating and managing change; balancing the many relationships within the McDonald’s System; and contributing to programs which positively impact the Company’s performance. Base salaries for executives increased in 2000 based on our assessment of individual performances as evidenced by the continued positive momentum experienced by the Company’s U.S. and international businesses throughout 1999.

     Under TIP, each employee is assigned a target incentive at the beginning of the year (the greater the individual’s responsibility, the higher the percentage of target incentive to salary). Target incentives paid to executives are initially adjusted by financial performance factors for the Company or the particular area of the world led by that executive. In each case, an individual performance factor is then applied and, in certain cases, a team performance measure may also be applied.

     In 2000, target incentives for U.S. executives were initially adjusted by a performance factor measured by U.S. operating income and economic profit as well as U.S. owner/operator cash flow increases, customer satisfaction and employee commitment. TIP awards for executives from other areas of the world were adjusted by a performance factor measured by the operating income and return on assets for the executive’s respective area of the world as well as applicable customer satisfaction scores and sales growth. In certain markets, gross restaurant openings were also considered. Target incentives for corporate executives, including Mr. Greenberg, were adjusted by a performance factor measured by growth in earnings per share, an average of the performance factors for each of the areas of the world and the accomplishment of certain initiatives designed to achieve key worldwide strategies. These strategies include being the best employer in each community around the world, achieving operational excellence for our customers and providing enduring profitable growth. Overall results were below target, negatively impacting 2000 target incentive awards paid to executives after the end of the year.

Long-term incentives

Long-term incentives consist of stock options and cash awards under a long-term incentive plan (LTIP). These awards serve to focus executive attention on the long-term performance of the business and comprise a significant portion of total compensation for senior management consistent with our increased emphasis on the risk-reward element of executive compensation.

     Options. Options have proven to be an effective means of linking executive pay with the creation of shareholder wealth, since an optionee will benefit only if McDonald’s stock price increases. Options granted to executives typically have a life of ten years, vest over periods of four years to seven years, and have an exercise price equal to the fair market value of the common stock on the grant date. In establishing guidelines for the size of stock option awards, we consider the following criteria (in order of importance): level of responsibility, achievement of plan objectives and the implementation of key strategies. Individual awards to members of senior management are made within these guidelines, dependent primarily upon current individual performance and on the potential for positively influencing future results.

     Long-term incentive plan. Under this plan, officers receive cash awards based on corporate performance targets over three-year performance cycles. Cash awards vary if minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. No payout occurs unless the Company achieves certain threshold performance objectives. As a pay-for-performance plan, the LTIP is intended to motivate and reward executives by directly linking the amount of any cash bonus to specific long-term financial goals. Specific measurements are chosen each year for each successive three-year cycle. For the 2000-2002 cycle, the Committee established consolidated global performance measurements applicable to all officers, which include compound growth in earnings per share and return on equity.

     A payout under this plan was paid on March 30, 2001 for the 1998-2000 cycle based on the achievement of consolidated global performance measurements applicable to all officers, which included return on assets and growth in operating income. Although the Company achieved the plan’s minimum threshold performance objectives set in 1998, the Company’s financial performance for this three-year cycle was below target levels, significantly impacting LTIP awards paid to officers on March 30, 2001.

Compensation of the Chief Executive Officer

Mr. Greenberg participates in the compensation programs described throughout this report and, consistent with our compensation philosophy, at-risk compensation represents the predominant portion of Mr. Greenberg’s total compensation package. Based on his outstanding performance in 1999 and in recognition of his leadership in developing and in implementing the Company’s global growth strategies, Mr. Greenberg’s salary was increased on April 1, 2000 from $1,200,000 to $1,299,000 and he received options to purchase 490,000 shares of common stock.

     On March 30, 2001, Mr. Greenberg was awarded an incentive payment of $1,263,797 under TIP and $130,253 under LTIP based on the Committee’s assessment of the Company’s performance in 2000 and during the 1998-2000 LTIP period as described in this report, as well as Mr. Greenberg’s strong leadership of the world’s largest branded retail business.

Policy with respect to the $1 million deduction limit

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility of annual compensation paid to certain officers to $1 million. Our Committee is obligated to recognize and reward performance which increases shareholder value and will exercise its discretion in determining whether or not to conform the Company’s executive compensation plans to the approach provided for in the Code. Assuming continued deferral of compensation by certain officers, we expect that substantially all compensation will qualify as a tax-deductible expense.

Respectfully submitted,
The Compensation Committee

/s/ Robert N. Thurston
Robert N. Thurston
Chairman

/s/ Hall Adams, Jr.	/s/ Jeanne P. Jackson
Hall Adams, Jr.	Jeanne P. Jackson

/s/ Donald R. Keough	/s/ Terry L. Savage
Donald R. Keough	Terry L. Savage

Summary compensation table

The following table summarizes the total compensation earned by or paid for services rendered in all capacities to the Chief Executive Officer and four other Executive Officers who were most highly compensated in 2000 (Named Officers). Executive Officers are designated by the Board of Directors.

					Long-term compensation

					Awards	Payouts

		Annual compensation		Restricted	Securities	LTIP*	All other
				stock	underlying	payouts	compensation
Name and principal position	Year	Salary($)	Bonus($)	awards($)	options(#)	($)	($)(a)

Jack M. Greenberg	2000	$1,274,250	$1,263,797	0	490,000	$130,253	$320,044
Chairman and Chief Executive Officer	1999	1,150,996	1,585,500	0	500,000	318,014	360,193
	1998	946,125	1,220,000	0	1,300,000	0	339,478

James R. Cantalupo	2000	1,052,500	733,228	0	364,461	94,071	225,972
Vice Chairman and President	1999	981,624	951,300	0	350,000	0	288,340
	1998	896,125	910,000	0	1,200,000	0	327,666

Alan D. Feldman	2000	687,500	534,240	0	294,000	32,375	139,551
President–McDonald’s U.S.A.	1999	581,624	588,788	0	300,000	115,946	151,370
	1998	465,417	440,000	0	300,000	0	145,408

Jeffrey B. Kindler	2000	550,000	374,568	0	92,600	37,187	98,986
Executive Vice President and	1999	476,032	353,726	0	75,000	88,538	112,701
Corporate General Counsel	1998	442,550	289,500	0	120,000	0	148,962

James A. Skinner	2000	508,650	322,191	0	106,193	39,375	98,467
President–Europe Group	1999	476,586	358,307	0	100,000	0	116,301
	1998	454,425	277,900	0	100,000	0	153,959

*Long-Term Incentive Plan

     (a) These amounts represent matching contributions and allocations by the Company to: (i) the Profit Sharing Program and related equalization plans, and (ii) the Deferred Income Plan; and premiums on group term life insurance. For 2000, the amounts in each category were as follows: Messrs. Greenberg, $27,319, $279,226 and $13,499; Cantalupo, $11,283, $203,511 and $11,178; Feldman, $58,957, $77,853 and $2,741; Kindler $77,915, $18,958 and $2,113; and Skinner, $21,811, $71,122 and $5,534. Amounts which have been included with respect to the equalization plans and Deferred Income Plan represent the Company’s obligation to pay such amounts to participants.

Stock options

Options have an exercise price equal to the fair market value of a share of common stock on the grant date, a ten-year life, and vest in installments over periods of four to seven years. The Company’s stock option plans provide for accelerated vesting upon death, change in control, disability and retirement. The Compensation Committee has general authority to accelerate, extend or otherwise modify benefits under stock option grants. Subject to the approval of the Compensation Committee, options may be transferred to certain permissible transferees, including immediate family members, for no consideration.

     The following table shows how much the Named Officers may eventually realize in future dollars under two hypothetical situations: if the stock gains 5% or 10% in value per year, compounded over the ten-year life of the options. These are assumed rates of appreciation and are not intended to forecast future appreciation of the common stock. Also included in this table is the increase in value to all common shareholders using the same assumed rates of appreciation.

     For a perspective, in ten years one share of common stock valued at $35.25 on March 21, 2000 would be worth $57.42 assuming the hypothetical 5% compounded growth rate, or $91.43 assuming the hypothetical 10% compounded growth rate.

     Another way to look at this is to express these amounts in today’s dollars by applying a present value approach to the hypothetical appreciation rates. These results are shown in the last two columns of the table.

Stock option grants in 2000

			Individual grants

	Number of	% of total			Potential realizable value at		Present value at assumed
	securities	options			assumed annual rates of stock price		rates of stock price
	underlying	granted to	Exercise		appreciation for option term(a)		appreciation (a,b)
	options	employees	price	Expiration
Name	granted (#)	in 2000	$/Sh	date	5%	10%	5%	10%

Jack M. Greenberg	490,000	1.9%	$35.25	3/21/10	$10,863,300	$27,528,200	$5,840,800	$14,802,900
James R. Cantalupo	364,461	1.4%	$35.25	3/21/10	8,080,100	20,475,419	4,344,375	11,010,367
Alan D. Feldman	294,000	1.1%	$35.25	3/21/10	6,517,980	16,516,920	3,504,480	8,881,740
Jeffrey B. Kindler	92,600	0.3%	$35.25	3/21/10	2,052,942	5,202,268	1,103,792	2,797,446
James A. Skinner	106,193	0.4%	$35.25	3/21/10	2,354,299	5,965,923	1,265,821	3,208,091

Increase in value to all
common shareholders (c)					$29.3 billion	$74.3 billion	$15.8 billion	$40.0 billion

(a) Calculated over a ten-year period, representing the life of the options.

(b) Calculated assuming an investment in a ten-year, zero coupon U.S. Treasury note made at the time the options were granted (6.4% on March 21, 2000).

(c) Calculated using a common stock price of $35.25, the closing market price on March 21, 2000, which is the exercise price of substantially all of the options granted in 2000, and the total weighted average number of common shares outstanding for 2000.

Aggregated option exercises in 2000 and fiscal year-end option values

			Number of securities	Value of unexercised
			underlying unexercised	in-the-money
	Shares acquired		options at 12/31/00	options at 12/31/00
	on exercise	Value realized	(#) (b)	($) (c)
Name	(#)	($)(a)	Exercisable/unexercisable	Exercisable/unexercisable

Jack M. Greenberg	75,000	$2,092,988	1,784,500/2,648,500	$27,267,541/$13,864,245
James R. Cantalupo	260,000	7,082,160	1,880,750/2,270,711	31,178,860/13,074,143
Alan D. Feldman	0	0	391,500/ 884,500	3,762,248/2,493,243
Jeffrey B. Kindler	0	0	128,750/ 418,850	1,038,750/2,697,750
James A. Skinner	14,000	322,000	455,900/ 385,693	7,817,104/2,132,270

(a)	Calculated by subtracting the exercise price from the market value of the common stock on the exercise date. All values are on a pretax basis.
(b)	The securities underlying the options are shares of common stock.
(c)	Calculated using the market value of the common stock at December 31, 2000 ($34.00 per share) less the option exercise price multiplied by the number of exercisable or unexercisable option shares, as the case may be. All values are on a pretax basis.

Long-term incentives

Long-term incentive plans—awards in 2000 (to be paid in April 2003)

		Performance		Estimated future payouts under
		or other period		non-stock price-based plans (a)
		until maturation
	Number of units	or payout	Threshold	Target	Maximum
Name	(#)	(a)	($)	($)	($)

Jack M. Greenberg	600,000	1/1/00 to 12/31/02	$75,000	$600,000	$1,200,000
James R. Cantalupo	450,000	1/1/00 to 12/31/02	56,250	450,000	900,000
Alan D. Feldman	243,750	1/1/00 to 12/31/02	30,469	243,750	487,500
Jeffrey B. Kindler	192,500	1/1/00 to 12/31/02	24,063	192,500	385,000
James A. Skinner	169,155	1/1/00 to 12/31/02	21,144	169,155	338,310

     (a) Awards are in the form of a cash incentive, based on achievement of performance goals set at the beginning of each performance cycle. Actual awards are based on the achievement of these goals and a percentage of the individual’s base salary at the start of the performance cycle. No payout occurs unless the Company achieves certain threshold performance objectives. For the 2000-2002 cycle, the Committee established consolidated global performance measurements applicable to all officers that include compound growth in earnings per share and return on equity. A participant must be an employee at the end of the performance period to receive an award. However, if a participant dies, retires or becomes disabled prior to the end of the performance period, an award would be prorated based on the portion of the performance period he or she was an employee.

Stock performance graphs

The following performance graphs compare the performance of the Company’s common stock to the Standard & Poor’s 500 Stock Index (S&P 500 Index) and to the performance of the companies comprising the Dow Jones Industrial Average (DJIA companies). The graphs assume that the value of the investment in the Company’s common stock, the S&P 500 Index and the DJIA companies was $100 at December 31, 1995 for the five-year graph, and at December 31, 1990 for the ten-year graph, and that all dividends were reinvested.

     At least annually, we consider which companies comprise a readily identifiable investment peer group. Given the unique nature of our business, we have consistently concluded that no one group of companies stands out.

     For instance, McDonald’s is included in published restaurant indices. However, unlike most other companies included in these indices, which have no or limited international operations, McDonald’s does business in 120 countries. For added perspective, more than half of our operating income comes from outside the U.S. In addition, by virtue of our size, McDonald’s inclusion in those indices tends to skew the results. Hence, we believe such a comparison would not be meaningful.

     On the other hand, our capitalization, trading volume and importance in an industry that is vital to the U.S. economy have resulted in McDonald’s inclusion in the Dow Jones Industrial Average since 1985.

     Thus, in the absence of any readily identifiable peer group for McDonald’s, we believe use of the DJIA companies as the group for comparison is appropriate. Like McDonald’s, many DJIA companies generate meaningful sales and revenues outside the U.S. and some manage global brands. Also, investors who are looking for an investment in blue chip stocks often look at the Dow Jones Industrial Average as a benchmark.

     The two performance graphs below show McDonald’s cumulative total shareholder returns (i.e., price appreciation and reinvestment of dividends) relative to the S&P 500 Index and the DJIA companies (including McDonald’s) for the five- and ten-year periods ended December 31, 2000. Returns shown are for years ended December 31, and for the DJIA companies, returns are weighted for market capitalization as of the beginning of each year. Such returns will vary from that of the Dow Jones Industrial Average Index, which is not weighted by market capitalization and may be composed of different companies during the period under consideration.

     For added perspective, the returns of the DJIA companies shown in the performance graphs were considerably higher than that of the Dow Jones Industrial Average Index.

Comparison of five-year cumulative total shareholder returns

  <Graphic Appears Here>

	95	96	97	98	99	00
McDonald's	$100	101	107	173	183	155
S&P 500 Index	$100	123	164	211	255	232
DJIA companies	$100	132	178	243	315	267

McDonald's
S&P 500 Index
DJIA companies

Source: Standard & Poor's IMS

Comparison of ten-year cumulative total shareholder returns

  <Graphic Appears Here>

	90	91	92	93	94	95	96	97	98	99	00
McDonald's	$100	132	171	201	208	323	327	347	561	591	502
S&P 500 Index	$100	130	140	155	157	215	265	353	454	550	500
DJIA companies	$100	136	145	153	164	233	308	415	566	734	626

ITEM 2. Approval of the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan

The Board of Directors recommends that shareholders vote FOR approval of the 2001 Omnibus Stock Ownership Plan.

     We are asking for your approval of the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan (the 2001 Plan). This plan will provide officers and employees of the Company and its subsidiaries, and non-employee directors and senior directors of the Company, incentives directly linked to the profitability of the Company and increases in shareholder value. The 2001 Plan is similar to the McDonald’s Corporation 1992 Stock Ownership Incentive Plan (the 1992 Plan), which expires on June 1, 2002. The Company has provided stock options and other performance-based compensation to its employees under the 1992 Plan since June 1, 1992.

     The Company’s management believes that McDonald’s future success and profitability will depend in large measure on its ability to continue to attract, retain and motivate highly qualified individuals. To that end, an effective compensation policy for these individuals must include not only a competitive annual salary, but also long-term incentives linked to shareholder returns and Company performance. The Company is convinced of the important role played by stock-based incentives in retaining the services of outstanding personnel and in encouraging such employees to have a greater personal financial investment and stock ownership in the Company.

     The material features of the 2001 Plan are summarized below. Because this is a summary, it may not contain all the information that you may consider important. In order to save costs, the full text of the 2001 Plan is not included as an exhibit to this Proxy Statement. A copy is available on the Company’s website at www.mcdonalds. com and the Securities and Exchange Commission’s website at www.sec.gov where it is an appendix to this Proxy Statement. We will provide you with a copy without charge if you call the Investor Relations Service Center at (630) 623-7428, or write to us at McDonald’s Corporation, Corporate Secretary, McDonald’s Plaza, Oak Brook IL 60523. Copies will also be available at the Annual Meeting.

Purpose

The primary purposes of the 2001 Plan are to advance the Company’s interests by helping to attract and retain highly qualified individuals to serve as officers, employees and non-employee directors and senior directors, to enable them to acquire a larger personal financial interest in the Company through the acquisition and ownership of Common Stock, and to encourage them to identify with shareholders through stock ownership.

General information

The 2001 Plan provides for the granting of stock options, restricted stock, stock appreciation rights, performance units, stock bonuses and other stock-based awards (collectively, Awards). The Company presently intends to use the non-qualified stock option and performance unit features of the 2001 Plan, and may consider the grant of other types of Awards in the future.

     Awards may be granted to any employee (including officers) of the Company or any of its domestic subsidiaries, to any employee, officer or director of any of the Company’s foreign subsidiaries, and to non-employee directors and senior directors of the Company. In 2000, awards were made to approximately 14,100 participants under prior plans. Currently, there are more than 16,500 participants with awards in those plans.

Common Stock available under the 2001 Plan

The 2001 Plan authorizes up to 64 million shares of McDonald’s Common Stock for grants of Awards, which represent less than 5% of the Common Stock outstanding on the record date. To the extent that any Award based on Common Stock expires or terminates without having been exercised in full or is forfeited, the shares of Common Stock subject to that Award will be available for other Awards.

     Common Stock issued under the 2001 Plan may be newly issued shares, treasury shares or any combination thereof. The Company presently intends to use treasury shares purchased through its share repurchase program for Awards under the 2001 Plan. As of February 1, 2001, approximately 356 million shares of Common Stock were held in treasury, and an additional $1.2 billion in share repurchases remained authorized for completion through 2001.

     The closing price for the Common Stock on the New York Stock Exchange Composite Tape on March 1, 2001 was $29.21.

     In order to comply with a requirement of Code Section 162(m), described more fully below under “Limits on Company’s deductions,” the 2001 Plan provides that the maximum number of shares of Common Stock for which Awards may be granted to any single participant during any three-year period may not exceed 5 million for options and stock appreciation rights, 5 million for performance units based on Common Stock and 200,000 for all other Awards, subject to adjustments as described below under “Adjustments for changes in capitalization and corporate transactions.”

Plan administration

The 2001 Plan will be administered by the Board’s Compensation Committee or another committee of outside directors appointed by the Board or in their discretion by the full Board (the Committee). The 2001 Plan requires that the Committee membership meet the requirements for exempting transactions involving Awards from the short-swing profit recovery rules under the Securities Exchange Act of 1934, and the requirements for exempting Awards from the limits on tax deductions imposed by Internal Revenue Code (Code) Section 162(m), which are described in more detail below under “Limits on Company’s deductions.” The Committee has the power to delegate certain of its administrative responsibilities to appropriate individuals or committees.

     The Committee has the authority, subject to the provisions of the 2001 Plan, to: select the persons to whom, and the times when, Awards are to be granted, as well as the type, size and terms of such Awards; interpret the 2001 Plan and prescribe rules and regulations for its operation; authorize foreign subsidiaries to adopt stock ownership plans providing for the granting of Awards which will be treated as grants under the 2001 Plan; subject to certain restrictions, accelerate the exercisability of, and waive the restrictions and conditions applicable to, Awards; subject to certain restrictions, extend the time during which Awards may be exercised (but not beyond 15 years); and prescribe rules and regulations concerning the transferability of any Awards.

Awards under the 2001 Plan

Stock options. The 2001 Plan provides both for incentive stock options (Incentive Options) specifically tailored to the provisions of the Code and for options not qualifying as Incentive Options (Non-Qualified Options), each of which may be granted in conjunction with other Awards. Incentive Options and Non-Qualified Options are sometimes referred to herein collectively as Options.

     The 2001 Plan provides that the per-share option price cannot be less than 100% of the fair market value of a share of the Common Stock on the grant date. Payment of the option price may be made in cash, through the exchange of Common Stock held by the grantee for more than six months, or through a broker-assisted exercise. The Committee may allow a grantee to pay the option price with restricted stock held by the grantee for more than six months, or to defer payment of the option price, on terms the Committee may determine. The Committee may also cause the Company to guarantee all or a portion of a loan to the grantee in an amount equal to the option price.

     The Committee determines when and in what manner an Option may be exercised, and establishes its maximum term, which will generally be 10 years after the grant date, but not more than 15 years. Generally, an Option may not be exercisable within one year after its grant date, but the Committee may vary this rule. The Committee may direct that shares issued upon exercise of Options be in the form of restricted stock as described below.

Restricted stock. Up to 3 million of the shares of Common Stock authorized for the 2001 Plan may be awarded to eligible individuals by the Committee as shares of restricted stock. Restricted stock may be made subject to forfeiture upon termination of employment, if the Company or the grantee fails to meet specified performance goals or upon failure to satisfy such other conditions as the Committee may specify. Generally, restricted stock must be forfeitable at least until the first anniversary of its grant date, but the Committee has the authority to vary this rule.

     The grantee of an Award of restricted stock has the right to vote the restricted stock, and to receive dividends and other distributions on the restricted stock, although dividends in the form of Common Stock and other non-cash dividends and distributions will also be restricted.

     The Committee may specify the price, if any, to be paid by the grantee for restricted stock, except that the grantee must pay at least the minimum consideration for any shares other than treasury shares. This amount generally must be paid in cash but the Committee may allow the grantee to defer payment, on such terms as it may determine, or may cause the Company to guarantee all or a portion of a loan to the grantee in an amount equal to the purchase price of the restricted stock.

     If a share of restricted stock is forfeited and if the grantee paid for the share or acquired the share by Option exercise, upon forfeiture the Company must pay the grantee the lesser of: (a) the amount paid or the option price, as the case may be, or (b) the fair market value of a share of Common Stock on the date of forfeiture.

Stock appreciation rights. A stock appreciation right (SAR) may be granted alone or in conjunction with another Award. A SAR is exercisable on conditions established by the Committee. Generally, a SAR will be exercisable only on or after the first anniversary of its grant date, but the Committee may vary this rule. A SAR related to another Award generally terminates upon the expiration, termination, forfeiture or exercise of the related Award, and is exercisable only to the extent that such other Award is exercisable.

     Upon exercise of a SAR, the grantee must surrender the SAR and any related Award and will receive in exchange cash or, at the discretion of the Committee, Common Stock, equal in value to (1) the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the fair market value of a share of Common Stock on the date the SAR was granted or, if the SAR is related to an Option, the option price, times (2) the number of shares as to which the SAR is being exercised. At the time of grant, the Committee may place a limitation on the amount payable upon exercise of a SAR.

Performance units. Performance units may be granted alone or in conjunction with other Awards. In connection with the grant of any performance unit, the Committee will establish one or more performance goals and designate a period (Measuring Period) of not less than one year nor more than seven years for the measurement of attainment of the goals. The value of a performance unit (Unit Value) will be established by the Committee as a fixed dollar amount or an amount that varies with the fair market value of a share of Common Stock plus, at the Committee’s option, dividends on Common Stock. The benefit realized by the grantee upon exercise of a performance unit will be the Unit Value multiplied by the performance percentage established by the Committee for each level of attainment of the established performance goals during the Measuring Period. Performance goals may be based on any measure of performance that the Committee deems appropriate. The Committee has the power to modify performance goals in its discretion, as may be appropriate, including, for example, to reflect unusual or nonrecurring events.

     Generally, a performance unit becomes exercisable on the later of the first anniversary of its grant date or the first day after the end of the applicable Measuring Period and, if not issued in conjunction with another Award, is deemed exercised on the date it first becomes exercisable. A performance unit related to another Award may be exercised by giving notice to the Company and, unless otherwise provided in the applicable Award agreement, the related Award shall be cancelled.

Stock bonuses. The Committee may grant up to an aggregate of 200,000 shares of Common Stock as stock bonuses or incentives to eligible employees other than Executive Officers.

Other stock-based awards. The Committee may grant other stock-based awards, that is, Awards other than Options, SARs or restricted stock, the value of which is based on the Common Stock, on terms and conditions specified by the Committee. If the value of an other stock-based award is based on the excess of the fair market value of a share of Common Stock on the date the value is determined over the Award’s exercise or grant price, the per-share exercise or grant price for such an Award may not be less than 100 percent of the fair market value of a share of Common Stock on the date of grant.

Amendment and termination

The 2001 Plan will terminate on May 17, 2011. The Board of Directors may terminate the 2001 Plan before that date, and may amend or modify the 2001 Plan without shareholder approval, except as may be required in order to comply with federal securities laws or listing requirements of a national securities exchange or to avoid the loss of the Section 162(m) exemption. Termination of the 2001 Plan will not affect any Awards then outstanding, and amendments may not adversely affect outstanding Awards without the consent of the affected grantee, unless the amendment does not materially decrease the value of the Award or is made to comply with applicable law, stock exchange rules or accounting rules. Moreover, no amendment may be made that would cause the loss of the Section 162(m) exemption for any then-outstanding Qualified Performance-Based Awards.

Estimate of benefits

Because the grant of Awards pursuant to the 2001 Plan will be within the discretion of the Committee, it is not possible to determine the Awards that will be made to Executive Officers under the 2001 Plan; however, it is expected that such Awards will be comparable to those granted in recent years under the prior plans. Information regarding Awards made under prior plans to the Company’s Chief Executive Officer and the other four most highly compensated Executive Officers in 2000 is provided on pages 8, 9 and 10 of this Proxy Statement. In 2000, options covering 1,601,354 shares of Common Stock were granted to all current Executive Officers as a group, and options covering over 24.9 million shares of Common Stock were granted to approximately 14,100 employees, including all current officers who are not Executive Officers. In 2000, stock options covering a total of 36,000 shares of Common Stock were granted to non-employee directors under the 1999 Non-Employee Director Stock Option Plan.

Other terms and conditions

Transferability. Awards granted under the 2001 Plan are generally non-transferable other than by will or the laws of descent and may be exercised, during a grantee’s lifetime, only by the grantee; however, the 2001 Plan provides for the Committee to allow transfers of Awards under limited circumstances for estate planning purposes under rules prescribed by the Committee. Incentive Stock Options and restricted stock are non-transferable.

Termination of employment. The 2001 Plan contains rules concerning the exercisability and forfeitability of Awards upon termination of employment, which will apply unless the Committee determines otherwise at or after the time an Award is granted.

     Under these rules, if a grantee dies or becomes permanently disabled, the grantee’s Options and SARs become immediately exercisable and may be exercised for a period of three years following death or disability, the grantee’s performance units are deemed exercised and the value, if any, is payable, subject to proration for time and performance up to termination, and the grantee’s restricted stock becomes unrestricted.

     If a grantee retires with at least 70 years of combined age and years of service and complies with the requirements described in the next sentence, the grantee’s Options that are then exercisable or would have become exercisable within the next three years may be exercised at any time during the next three years or, if shorter, the remaining term of the Option. To qualify for this extended exercisability, the grantee must (1) give one year’s prior written notice of the intent to retire, and (2) sign an agreement not to work for a competitor of the Company during the two-year period following retirement. In addition, the grantee’s performance units are deemed exercised and the value, if any, is payable, subject to proration for time and performance up to termination. Finally, the grantee’s restricted stock is forfeited.

     If a grantee retires at or after age 60 with 20 or more years of service, the grantee’s Options that are then exercisable or would have become exercisable within the next three years may be exercised at any time during the next three years. In addition, the grantee’s performance units are deemed exercised and the value, if any, is payable with other awards in that measurement period, subject to proration for time and performance up to termination. Finally, the grantee’s restricted stock is forfeited.

     If a grantee retires at or after age 60 but with less than 20 years of service, the grantee will have one year from the retirement date to exercise those Options that were exercisable on the date of retirement. In addition, the grantee’s performance units are deemed exercised and the value, if any, is payable, subject to proration for time and performance up to termination. Finally, the grantee’s restricted stock is forfeited.

     If a grantee leaves to become a McDonald’s owner/operator, or a grantee’s employment terminates because of job elimination, the 2001 Plan provides for accelerated Option vesting and extended time for Option exercise with rules that consider age and years of service. If a grantee’s employment terminates because of the disposition of a subsidiary in which the Awards of subsidiary employees are not assumed by the subsidiary or the buyer, the grantee will have one year to exercise those Options that are exercisable on the date of termination. In addition, the grantee’s performance units are deemed exercised and payable, and the value, if any, is payable, subject to proration for time and performance up to termination. Finally, the grantee’s restricted stock will be forfeited.

     If a grantee voluntarily resigns, the grantee will have 30 days to exercise those Options that are exercisable on the date of termination, and the grantee’s performance units will no longer vest and may not be exercised; however, vested performance units will be payable to the grantee at the same time that payments for that Measuring Period are made to other grantees in the 2001 Plan. The grantee’s restricted stock will be forfeited.

     If a grantee’s employment is terminated for cause, any Awards that the grantee holds will be forfeited immediately.

     If a grantee who is a non-employee director or senior director ceases to be a director as a result of retirement, the grantee’s Options that are then exercisable or would have become exercisable within the next three years may be exercised at any time during the next three years or, if shorter, the remaining term of the Option, and the grantee’s other Awards shall vest and be payable. If a grantee who is a non-employee director or senior director ceases to be a director as a result of death or disability, the grantee’s Options that are then exercisable or would have become exercisable within the next three years may be exercised at any time during the next three years, and the grantee’s other Awards shall vest and be payable. If such a grantee ceases to be a director for cause, all of the grantee’s Awards will be forfeited. If such a grantee ceases to be a director for any other reason, the Grantee will have one year to exercise those Options that were exercisable on the termination date, or if shorter, the remaining term of the Option. All other Awards will be forfeited.

     Notwithstanding the above rules, in no event will an Option be exercisable after the 15th anniversary of the date of grant.

Tax withholding. The Company may make such provisions as it deems appropriate to withhold any taxes due in connection with any Award, and may require the grantee to satisfy any relevant tax requirements before authorizing any issuance of shares to a grantee, including having shares of Common Stock otherwise issuable to the grantee withheld to satisfy the minimum federal, state and local withholding tax liability.

Change in control

The 2001 Plan provides that in the event of a “Change in Control” of the Company (as defined in the 2001 Plan), all Options and SARs will become immediately exercisable and the restrictions applicable to outstanding restricted stock and other stock-based awards will lapse. In addition, holders of outstanding performance units relating to Measuring Periods that end after the Change in Control (whether or not vested) will receive a cash payment based on the target amount of the award, prorated to reflect the portion of the Measuring Period that precedes the Change in Control. Finally, if a grantee’s employment or status as a director, as applicable, terminates within one year after a Change in Control, other than for cause, in no event will the grantee’s Option terminate before the day after the first anniversary of the date of termination or, if sooner, the end of the term of the Options.

Adjustments for changes in capitalization and corporate transactions

The 2001 Plan provides for the Committee to adjust the various limitations on the shares available for Awards under the 2001 Plan, and to adjust outstanding Awards, as appropriate in connection with stock dividends, stock splits, reverse stock splits, share combinations, recapitalizations, mergers, consolidations, acquisitions of property or shares, separations, spinoffs, reorganizations, stock rights offerings, liquidations, sales or spinoffs of subsidiaries, and similar events. These adjustments may include canceling Awards in exchange for payments of cash and/or property, or in the case of a sale or spinoff of a subsidiary, arranging for the buyer or the subsidiary to assume the Awards held by subsidiary employees.

Federal income tax consequences of options

The following is a brief description of the principal United States federal income tax consequences related to Options granted under the 2001 Plan.

Non-Qualified Options. A grantee will not be subject to tax at the time a Non-Qualified Option is granted, and no tax deduction is then available to the Company. Upon the exercise of a Non-Qualified Option, an amount equal to the difference between the option price and the fair market value of the shares acquired on the date of exercise will be included in the grantee’s ordinary income and the Company will generally be entitled to deduct the same amount. Upon disposition of shares acquired upon exercise, appreciation or depreciation after the date of exercise will be treated by the grantee or transferee of the Option as either capital gain or capital loss.

     If an Option provides for issuance of Common Stock subject to restrictions upon exercise, the grantee receiving such restricted stock will not recognize income for tax purposes until the restrictions lapse, unless he or she elects otherwise, as described below. Rather, the grantee will have taxable income upon lapse of the restrictions equal to the amount by which the fair market value of the shares at the time the restrictions lapse exceeds the option price, and the Company will generally have a tax deduction in the same amount. Proceeds from the sale of stock sold after the restrictions lapse will be taxable as a capital gain or capital loss, depending upon the amount by which the sale price exceeds or is less than the fair market value of the stock at the time the restrictions lapse.

     Alternatively, a grantee who receives Common Stock subject to restrictions can elect to recognize income immediately upon exercise of the Option, in which case the grantee’s taxable income and the Company’s tax deduction are generally determined at the time of Option exercise, as explained in the first paragraph of this section. However, if the grantee subsequently forfeits the stock or is required to sell it to the Company by the terms of the restriction, the grantee’s deduction for any loss on the sale will be limited to the amount, if any, by which the option price exceeds the amount paid by the Company on such sale.

     If the grantee pays the option price, in whole or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. No gain or loss is recognized on delivery of the previously acquired shares to the Company, and shares received by the grantee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period for capital gain purposes as the previously acquired shares. Shares received by the grantee in excess of the number of previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income equal to such fair market value is realized, and a holding period beginning as of such date.

Incentive options. A grantee will not be subject to tax at the time an Incentive Option is granted or exercised, and no tax deduction is available to the Company; however, the grantee may be subject to the alternative minimum tax on the excess of the fair market value of the shares received upon exercise of the Incentive Option over the option price. Upon disposition of the shares acquired upon exercise of an Incentive Option, capital gain or capital loss will generally be recognized in an amount equal to the difference between the sale price and the option price, as long as the grantee has not disposed of the shares within two years of the date of grant or within one year from the date of exercise and has been employed by the Company at all times from the grant date until the date three months before the date of exercise (one year in the case of permanent disability). If the grantee disposes of the shares without satisfying both the holding period and employment requirements (a Disqualifying Disposition), the grantee will recognize ordinary income at the time of the Disqualifying Disposition to the extent of the difference between the option price and the amount realized on such Disqualifying Disposition or, if the Disqualifying Disposition resulted from a failure to satisfy the holding period requirement, the fair market value of the shares on the date the Incentive Option is exercised (if less). Any remaining gain or loss is treated as a capital gain or capital loss.

     If the grantee pays the option price, in whole or in part, with previously acquired shares, the exchange will not affect the tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized upon the delivery of the previously acquired shares to the Company, and the shares received by the grantee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period for capital gain or capital loss purposes as the previously acquired shares. Shares received by the grantee in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the shares are issued to the grantee upon exercise of the Incentive Option. If such an exercise is effected using shares previously acquired through the exercise of an Incentive Option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

     The Company is not entitled to a tax deduction upon either the exercise of an Incentive Option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the grantee recognized ordinary income in a Disqualifying Disposition.

Limits on Company’s deductions. Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is defined as the company’s chief executive officer and the other four highest paid officers named in its proxy statement. This limit does not apply to compensation that satisfies the applicable requirements for the “performance-based compensation” exception (Performance Exception), including approval by shareholders of the material terms of the compensation. Approval of the 2001 Plan at the Annual Meeting will satisfy this shareholder-approval requirement.

     The 2001 Plan incorporates the requirements for the Performance Exception that, in addition to the shareholder approval requirements, are applicable to Options and SARs, including limiting the maximum number of shares of Common Stock for which Options and SARs may be granted to any single participant during any three-year period to 5 million, allowing such Awards to only be granted by the Compensation Committee, and requiring that the Option price or exercise price of such Awards be not less than the fair market value of the underlying stock on the date of grant. Therefore, it is expected that all Options and SARs granted to covered employees under the 2001 Plan will qualify for the Performance Exception.

     In addition, the 2001 Plan gives the Committee the ability to grant restricted stock, performance units and other stock-based awards designed to qualify for the Performance Exception (Qualified Performance-Based Awards). As explained above, the 2001 Plan provides that the maximum Qualified Performance-Based Awards that may be granted to any single participant during any three-year period may not exceed 5 million shares for performance units based on Common Stock, $5 million for performance units based on a fixed dollar amount, and 200,000 shares for all other Qualified Performance-Based Awards. The foregoing share numbers are subject to adjustments as described above under “Adjustments for changes in capitalization and corporate transactions.”

     Qualified Performance-Based Awards (other than Options and SARs) also must be subject to the achievement of performance goals based upon the attainment of specified levels of one or more of the following measures: earnings per share, economic profit, owner/operator cash flow, transaction counts, customer satisfaction rating, comparable sales growth, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, return on assets, change in working capital, return on capital or shareholder return. If the Committee makes such grants and complies with the other procedures required by the Performance Exception, the Awards should qualify for the Performance Exception. These procedures require that the Committee establish objective performance-based goals based upon one or more of the foregoing measures within the time allowed by the Performance Exception and at a time when achievement of the goals is not substantially certain, and that it certify the achievement of those goals before the vesting or payment of the Awards. In addition, in order to assure that Qualified Performance-Based Awards qualify for the Performance Exception, the 2001 Plan provides that except in the event of death, disability or Change in Control, the achievement of the performance goals associated with Qualified Performance-Based Awards may not be waived, nor may the amounts of such Awards be increased after they have been granted.

     It is anticipated that in general, the Committee will operate the 2001 Plan in a manner designed to avoid loss of the Company’s tax deduction relating to Options and SARs because of Section 162(m). However, it is possible that in some cases, Awards other than Options and SARs that are granted to covered employees may also qualify for the Performance Exception. Further, if Awards vest or are paid on an accelerated basis upon a Change in Control, some or all of the value of that acceleration may be considered an “excess parachute payment” under Section 280G of the Code, which would result in the imposition of a 20 percent federal excise tax on the recipients of the excess parachute payments and a loss of the Company’s deduction for the excess parachute payments.

Recommendation

The Board believes that the approval of the 2001 Plan will further align the participants’ interests with those of shareholders.

     The Board recommends that shareholders vote FOR the approval of the 2001 Omnibus Stock Ownership Plan.

Item 3. Approval of auditors

The Board is asking shareholders to approve Ernst & Young LLP as auditors for 2001. Ernst & Young LLP audited the Company’s financial statements for 2000. A representative of that firm will be present at the meeting and will have an opportunity to make a statement and answer questions.

     In the event the proposal is not approved, the Board will investigate the reasons for your rejection and reconsider the appointment.

     The Board recommends that shareholders vote FOR the appointment of Ernst & Young LLP as auditors for 2001 as proposed in this Item 3.

Audit fees

The following table presents fees billed for professional services rendered for the audit of the Company’s annual financial statements for 2000 and fees billed for other services rendered by Ernst & Young LLP for 2000:

(In millions)

Audit fees	$2.7

Financial information systems design and implementation fees	0

All other fees:
Audit-related fees	$3.9
Nonaudit fees, primarily expatriate and other tax services	2.3

Total all other fees	$6.2

Audit Committee report

Dear fellow shareholders:

The Audit Committee is composed of four Directors, each of whom meets the independence and experience requirements of the New York Stock Exchange. Another outside Director serves as secretary in a nonvoting capacity. The Committee acts under a written charter, adopted by the Board of Directors, a copy of which is included in this Proxy Statement as Appendix A.

     Management has the primary responsibility for the financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board of Directors. In this regard, it helps to ensure the independence of the Company’s auditors, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the internal audit function, independent auditors and financial management have unrestricted access to the Committee and periodically meet privately with the Committee.

     The Committee reviewed and discussed the audited financial statements in the Annual Report with management and the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, including a discussion of the quality of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the adequacy of internal controls. The Committee discussed with the independent auditors the results of the 2000 audit and all other matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Committee received, reviewed and discussed the written disclosures from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of nonaudit services with the auditors’ independence.

     The Committee also recommended the selection of the Company’s independent auditors to the Board of Directors; reviewed the scope of and fees for the annual audit and the internal audit program; reviewed fees for nonaudit services provided by the independent auditors; consulted with financial management and the independent auditors regarding risk management; reviewed the adequacy of certain financial policies; and reviewed significant legal developments.

     Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Respectfully submitted,
The Audit Committee

/s/ Gordon C. Gray	/s/ Enrique Hernandez, Jr.
Gordon C. Gray	Enrique Hernandez, Jr.
Chairman

/s/ Walter E. Massey	/s/ Roger W. Stone
Walter E. Massey	Roger W. Stone

ITEM 4. Shareholder proposal relating to the U.S. Business Principles for Human Rights of Workers in China.

Management has been advised that a shareholder intends to present the following proposal at the Annual Meeting. The name, address and share ownership of the proponent will be furnished to any person upon oral or written request to the Company’s Investor Relations Department at 1-630-623-7428, or McDonald’s Plaza, Oak Brook, Illinois 60523. The Board recommends a vote AGAINST this proposal.

Shareholder proposal

WHEREAS: our company’s business practices in China respect human and labor rights of workers. The eleven principles below were designed to commit a company to a widely accepted and thorough set of human and labor rights standards for China. They were defined by the International Labor Organization and the United Nations Covenants on Economic, Social and Cultural Rights, and Civil, and Political Rights. They have been signed by the Chinese government and China’s national laws.

     (1) No goods or products produced within our company’s facilities or those of suppliers shall be manufactured by bonded labor, forced labor, within prison camps or as part of reform-through-labor or reeducation-through-labor programs.

     (2) Our facilities and suppliers shall adhere to wages that meet workers’ basic needs, fair and decent working hours, and at a minimum, to the wage and hour guidelines provided by China’s national labor laws.

     (3) Our facilities and suppliers shall prohibit the use of corporal punishment, and physical, sexual or verbal abuse or harassment of workers.

     (4) Our facilities and suppliers shall use production methods that do not negatively affect the worker’s occupational safety and health.

     (5) Our facilities and suppliers shall not call on police or military to enter their premises to prevent workers from exercising their rights.

     (6) We shall undertake to promote the following freedoms among our employees and the employees of our suppliers; freedom of association and assembly, including the rights to form unions and bargain collectively; freedom of expression, and freedom from arbitrary arrest or detention.

     (7) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on age, gender, marital status, pregnancy, ethnicity or region of origin.

     (8) Company employees and those of our suppliers shall not face discrimination in hiring, remuneration or promotion based on labor, political or religious activity, or on involvement in demonstrations, past records of arrests or internal exile for peaceful protest, or membership in organizations committed to non-violent social or political change.

     (9) Our facilities and suppliers shall use environmentally responsible methods of production that have minimum adverse impact on land, air and water quality.

     (10) Our facilities and suppliers shall prohibit child labor, at a minimum comply with guidelines on minimum age for employment within China’s national labor laws.

     (11) We will issue annual statements to the Human Rights for Workers in China Working Group detailing our efforts to uphold these principles and to promote these basic freedoms.

     RESOLVED: Stockholders request the Board of Directors to make all possible lawful efforts to implement and/or increase activity on each of the principles named above in the People’s Republic of China.

Supporting statement

As U.S. companies import more goods, consumer and shareholder concern is growing about working conditions in China that fall below basic standards of fair and humane treatment. We hope that our company can prove to be a leader in its industry and embrace these principles.

The Board’s recommendation

McDonald’s has a well-respected and well-recognized record and reputation for business honesty and integrity, and everyone at McDonald’s shares a commitment to high standards of behavior and performance on issues of social responsibility. These values and principles serve as the cornerstone of McDonald’s success. McDonald’s is deeply concerned about the protection of human rights in China, and we believe our existing policies and practices in this regard in many ways surpass those raised in the proposal.

People promise

Being a good corporate citizen begins with the way we treat our people. One of our key strategies is to be the best employer for our people in each community around the world. We are committed to creating an environment that values and respects employees, recognizes and rewards their performance, and provides meaningful growth opportunities. In this regard, we have adopted a comprehensive set of principles and policies for all McDonald’s employees worldwide, including China, which address the employment issues raised in the proposal.

     Specifically, McDonald’s meets or exceeds all legally mandated compensation and benefits set by Chinese law, and provides a training and compensation package that meets or exceeds that of McDonald’s competitors. The Company has had no violations of China’s national labor laws relating to child labor and strictly adheres to its own child labor policies which are far more stringent than Chinese law.

     McDonald’s has adopted diversity, equal employment opportunity, non-discrimination and non-harassment policies. Since starting its operations in China, McDonald’s has not received complaints of physical abuse or harassment, nor complaints of discrimination with respect to hiring, remuneration, promotion or development opportunities or any other terms or conditions of employment at McDonald’s restaurants. Moreover, in the extremely limited number of complaints regarding verbal harassment, these situations were immediately and appropriately dealt with. In each situation, the Company immediately investigated the matter and took appropriate disciplinary action to ensure that such behavior would not be repeated.

     Through the implementation of McDonald’s standard safety practices and programs, McDonald’s has established an exemplary safety record in its restaurants, including those in China.

     Further, McDonald’s appreciates and values the diverse ideas of our employees and recognizes and honors their rights to free association. Since starting its operations in China, police or military have not entered any of McDonald’s restaurants in China to halt or otherwise disrupt any actions by employees exercising their rights.

Supplier Code

We expect our suppliers to share similar values and act accordingly. McDonald’s will refuse to approve or do business with those who do not uphold, in action as well as words, the same principles. In this regard, McDonald’s established its Code of Conduct for Suppliers (Code). Compliance with this Code is required of all suppliers and is the responsibility of each individual supplier. In addition, suppliers must ensure that their subcontractors’ employees working on product supplied to McDonald’s comply with the Code. Supplier facilities in China are subject to regular review by external third parties and audit firms. In addition, McDonald’ s reserves the right to conduct and has conducted periodic, unannounced inspections of suppliers’ facilities and business practices to verify compliance with the Code.

     The Code expressly

•	requires supplier employees working on product supplied to McDonald’s to be fairly compensated and provided with wages and benefits that comply with applicable national and local laws

•	provides for standards on maximum work weeks and provides for adequate time off

•	requires suppliers to provide their employees with safe and healthy working and, where provided, living conditions

•	requires suppliers to implement a policy that conforms to local and national law prohibiting discrimination in hiring and employment practices on the grounds of race, color, religion, sex, age, physical ability, national origin, or any other applicable or prohibited basis

•	strictly prohibits the use of child labor by suppliers

•	prohibits the use of physical punishment, confinement, threats of violence or other forms of physical, sexual, psychological or verbal abuse and

•	forbids the use of prison or forced labor by a supplier

     We work closely with our suppliers to ensure they meet our Code and continuously improve their people practices. A recent South China Sunday Morning Post editorial entitled ”Enlightened Approach” recognized our efforts in this area saying, “Finding solutions to problems and remedying bad practices are by far the best options because they avoid throwing people out of work . . . McDonald’s is taking an enlightened approach that is an example to others.”

     McDonald’s publishes a report on vendor standards compliance, mechanisms and progress. You may obtain a copy of the 2001 report on our website at www.mcdonalds.com or by calling 1-630-623-7428.

Environmental leadership

McDonald’s believes it has a special responsibility to protect the environment for future generations and realizes that in today’s world, a business leader must also be an environmental leader. The Company expects environmental leadership from its suppliers as well.

     The Company’s environmental commitment and behavior is guided by the principles outlined in its “Commitment to the Environment,” which is available on our website. These principles include decreasing packaging and waste, conserving and protecting natural resources, encouraging environmental values and practices and ensuring accountability procedures. Our long-standing principles address the environmental concerns outlined in the Proposal.

     As a global citizen, we are committed to being an active, responsible leader in our communities. We believe this commitment instills pride among McDonald’s people, enhances our Brand and ultimately optimizes shareholder value.

     In summary, McDonald’s policies and principles address the issues outlined by the Proponent and, in many instances, go beyond those raised in the proposal.

     Further, McDonald’s track record in China illustrates that we have not only implemented the proposal, but continue to vigorously enforce these policies and principles.

     The Board of Directors, therefore, does not believe that the adoption of the proposal is necessary and recommends a vote AGAINST this shareholder proposal.

Item 5. Shareholder proposal relating to linking compensation to corporate social performance.

Management has been advised that certain shareholders intend to present the following proposal at the Annual Meeting. The names, addresses and share ownership of the proponents will be furnished to any person upon oral or written request to the Company’s Investor Relations Department at 1-630-623-7428, or McDonald’s Plaza, Oak Brook, Illinois 60523. The Board recommends a vote AGAINST this proposal.

Shareholder proposal

Whereas: We believe that both social and financial criteria should be factors in determining compensation packages for top corporate officers. Public scrutiny of compensation is reaching a new intensity. Too often, top executives receive considerable increases in compensation packages even when corporate financial performance is mediocre or poor.

     During the period 1990-98, corporate profits rose 108%, the S&P 500 rose 224%, and CEO pay rose 481%. During the same period, the average worker’s pay rose 28%, barely more than inflation. The average large company CEO made 419 times more than the average manufacturing worker in 1998 (Business Week). In contrast, Japanese corporations’ pay gaps between executives and workers are eight times smaller than the U.S. gap.

     We believe shareholders should challenge executive pay packages that reward poor social or financial corporate performance. Coca-Cola Co. announced in March 2000 that it would tie its top managers’ pay to new goals for corporate diversity. (Associated Press, March 11, 2000)

     Executive compensation should be linked to progress on other social issues as well. Our company should consider whether top officers’ pay for a given year should be reduced if our company is faced with consumer boycotts or public relations problems because it inadequately monitors compliance of its suppliers’ code of conduct.

     In September 2000, newspaper articles in Hong Kong alleged that contract suppliers making toys for McDonald’s in China employed underage workers and forced them to work for up to 16 hours a day, seven days a week. Subsequently, the company said it performed an extensive audit of the facility in question but released no details. However, the supplier was terminated and scores of people reportedly lost their jobs.

     Earlier this year, the company released a report purporting to describe progress made enforcing its supplier code of conduct. But the report did not provide sufficient information to enable shareholders to determine whether progress had been achieved. The report did not state how many facilities had been audited or how often, how many suppliers were in compliance with its code of conduct, how many agreed to corrective action programs, or what types of violations were found.

     RESOLVED shareholders request that the Board institute an Executive Compensation Review and prepare a report, omitting proprietary information, available to shareholders four months after the annual meeting, with the results of the review and recommended changes in practice. This review shall include pay, benefits, perks, stock options, and special arrangements in the compensation packages for top executives as the committee studies and reports on the following:

     (1) Ways to link compensation to corporate social performance on issues such as diversity, environmental impact and efforts to promote basic human rights and labor rights in its operations and the operations of its suppliers including meaningful disclosure of progress made to ensure compliance with its code of conduct.

     (2) A comparison of the compensation packages for company officers with the lowest paid company employees in the U.S. and around the world.

The Board’s recommendation

Our executive compensation program is designed to attract, energize, reward and retain the superior talent required to lead a large, dynamic global business in a manner that enhances long-term shareholder value. The Company’s Compensation Committee of the Board oversees compensation for the Company’s executives, including salary, bonus and incentive awards. The Compensation Committee is composed of non-employee Directors who do not participate in any of the executive compensation plans they administer. The Compensation Committee’s full report regarding executive compensation for 2000 is on pages 6 and 7 of this Proxy Statement.

     As stated in that report, the Compensation Committee goes beyond a simple evaluation of competitive salary information and financial results in making compensation decisions. It also considers qualitative factors, which it believes contribute significantly to building McDonald’s global brand and reputation for social responsibility, thereby optimizing shareholder value over the long term. Among the qualitative factors considered is progress toward achieving the Company’s vision and strategies to be the world’s best quick-service restaurant experience. Clearly, satisfied employees are critical to achieving this vision as is our stated goal to be the best employer in each community around the world. Also, integral to our vision and strategies is our focus on solidifying our leadership in social responsibility by giving back to the communities where we do business and making the world a better place for future generations. Progress toward achieving our goals is measured in several ways and is factored into compensation decisions.

     In fact, we were recently listed among “America’ s Most Admired Companies” in Fortune Magazine, and, in 2000, we ranked Number 1 in Fortune’s Social Responsibility category. Also, in a recent survey completed by Harris Interactive Inc., McDonald’s was highly rated not only as a company but also for its social responsibility. McDonald’s 2000 Annual Report and our website at www.mcdonalds.com summarize some of our many socially responsible efforts, including those related to the environment, diversity and education. Further, as we have demonstrated elsewhere in this Proxy Statement, McDonald’s supports global human rights through its people practices, which include our People Promise, as well as our Code of Conduct for Suppliers and related compliance mechanisms, including remediation where practical. More information on McDonald’s Code of Conduct for Suppliers and an updated report on our compliance efforts are available on our web-site at www.mcdonalds.com or by calling us at 1-630-623-7428.

     Further, we believe that comparing executive compensation with that of the lowest paid employees in the U.S. and the world as suggested by the proposal would not be meaningful given the significant difference in the scope of responsibilities, experience required and impact on shareholder value between such positions.

     By attracting and retaining effective, high-quality executives, we continue to build the brand that lives and grows in the hearts of customers worldwide. From South Africa to Slovenia, from China to Chile—McDonald’s is welcomed because of the significant contributions we make to local economies through the efforts of our many talented people throughout the world. In many cases, we introduce new technology, improve crops, promote high-quality standards for food preparation, build distribution infrastructures and create jobs for local residents at McDonald’s and our suppliers.

     The Compensation Committee of McDonald’s Board already reports on executive compensation and considers factors relating to the building of McDonald’s reputation for social responsibility when making compensation decisions.

     Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal.

Other information

Certain relationships and related transactions

Based on information available to the Company, in 2000, the Company and its subsidiaries purchased approximately $3.6 million worth of paper and other printed products (principally tray liners, french fry bags and pan liners) and related services from Schwarz Paper Company and its subsidiaries and purchased approximately $6.3 million worth of products (principally premiums and gift items) from Group II Communications, Inc. Mr. McKenna is Chairman and Chief Executive Officer, as well as a 70 percent shareholder, of Schwarz and is also the holder of 43 percent of the stock of Group II. The Company believes that these purchases were made on terms at least as favorable as would have been available from other parties and intends to continue its dealings with Schwarz and Group II in 2001 on similar terms.

     In 2000, as part of its ongoing share repurchase program, the Company purchased shares of common stock at the New York Stock Exchange closing price on the date of purchase, from Directors and Executive Officers in the following amounts: James R. Cantalupo, $2,459,066; Michael L. Conley, $357,116; Jack M. Greenberg, $895,020; and Fred L. Turner, $19,149,661. Messrs. Cantalupo, Conley and Greenberg acquired these shares within two years prior to their sales through the exercise of stock options for $493,891, $387,394 and $278,253, respectively.

Shareholder proposals for the 2002 Annual Meeting

The Corporate Secretary must receive shareholder proposals no later than December 6, 2001, to be considered for inclusion in the Company’s 2002 proxy materials. Additionally, the Company’s advance notice by-law provisions require that any shareholder proposal to be presented from the floor of the 2002 Annual Meeting must be received by the Corporate Secretary, at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s Annual Meeting, and such proposal must be, under law, an appropriate subject for shareholder action in order for such proposal to be brought before the meeting.

Executive retention plan

Effective October 1, 1998 and as amended March 20, 2001, the Compensation Committee approved a retention plan applicable to eight key executives, including all of the Named Officers. Under this plan, participating executives who complete a specified retention period will thereafter receive specified benefits and continued employment over a fixed period of time, subject to their compliance with a covenant not to compete or solicit employees, a nondisclosure covenant and a release of claims.

     In order to receive benefits under this plan, an eligible executive must remain an executive officer until the end of a retention period (April 2003 for Mr. Greenberg, April 2001 for Mr. Cantalupo, and September 2001 for the remaining executives). In addition, in order to receive benefits, participating executives (other than Mr. Greenberg and Mr. Cantalupo) must be at least 62 years of age or have a designated successor who has been approved by the Chief Executive Officer.

     Under the retention plan, executives are expected to devote substantially all of their normal business time and efforts to the business of the Company during a transition period that extends after the end of the retention period for the lesser of 18 months or a number of months equal to the executive’s total years of service. During the transition period, eligible executives will receive the following benefits: (1) base salary at the highest rate received by the executive before the transition period, (2) an annual incentive for any calendar year or years that end during the transition period and a prorated incentive for any partial year during the period (both computed at the target levels), and (3) payouts for any LTIP cycles completed during the period (computed at the target levels).

     Following this transition period, the plan provides for the executives to devote such time to the business of the Company as it may reasonably request during a five-year continued employment period. During this period, eligible executives will receive the following benefits: (1) base salary at a rate equal to 25% of the base salary paid during the transition period (50% in the case of Mr. Greenberg, and 35% in the case of Mr. Cantalupo), and (2) payouts for any LTIP cycles completed during the period (computed at the target levels).

     During both the transition period and the continued employment period, the executives will continue to participate in employee benefit plans, but will not receive additional stock option grants or LTIP grants. Stock options will vest and become exercisable under the terms of the Company’s stock option plans during both periods. Participating executives will not receive annual incentives during the continued employment period.

     If either Mr. Greenberg or Mr. Cantalupo terminates his employment for “good reason” (as defined in the plan) at any time during the retention or transition periods, he will be entitled to the following severance benefits, subject to the execution of a release, non-competition and nondisclosure agreement: (1) accrued but unpaid base salary and incentive (computed at the target level), (2) an amount equal to the present value of salary and bonus (computed at the target level) that would have been payable to the executive during the remainder of his transition period and the present value of salary that would have been payable to the executive during the remainder of his continued employment period, and (3) an amount equal to the estimated value of the executive’s health and welfare benefits for the remainder of the transition and continued employment periods. Under this condition, Mr. Greenberg and Mr. Cantalupo would also receive five years of accelerated vesting and exercisability for stock options. The same severance benefits are also available to any participating executive (including Mr. Greenberg and Mr. Cantalupo) whose employment is terminated by the Company for any reason other than death, disability or “cause” (as defined in the plan).

     The plan is in effect until the later of October 1, 2004 or two years after the Company gives notice to all participating executives of its intention to terminate the plan.

Appendix A

McDonald’s Corporation Audit Committee Charter

I. Statement of Policy

The Audit Committee will provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit services function, the annual independent audit of the Company’s financial statements, and the compliance by the Company with legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal audit service providers and management of the Company.

II. Organization

A. Charter

At least annually, the Charter will be reviewed and reassessed by the Committee and any proposed changes will be submitted to the Board of Directors for approval.

B. Members

The members of the Committee shall be appointed by the Board of Directors and shall be comprised of at least three Directors, who meet the independence and experience requirements of the New York Stock Exchange.

C. Officers

The Board of Directors shall designate a Chairperson and a nonvoting Secretary of the Committee.

D. Meetings

In order to discharge its responsibilities, the Committee shall at the beginning of each year establish a schedule of meetings; additional meetings may be scheduled as required.

E. Agenda, Minutes and Reports

An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. The Secretary (or his/her designee) shall prepare minutes for all meetings of the Committee to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be periodically distributed to the full Board of Directors. The Committee shall make regular reports to the Board.

F. Access to Records, Consultants and Others

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee shall have the authority to retain outside legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company, the Company’s outside counsel, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall also insure that sufficient opportunity exists for its members to meet with the independent auditors without members of management present and with members of management without the independent auditors present.

III. Responsibilities and Processes

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with the laws and regulations and the Company’s Standards of Business Conduct.

     The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s shareholders.

     The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

     ● The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, to recommend to the Board that the independent auditors be replaced. The Committee shall receive periodic reports from the independent auditor as required by the Independence Standards Board regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor. Annually, the Committee will review the performance, and recommend to the Board the selection, of the Company’s independent auditors, which selection may be subject to shareholders’ approval, as determined by the Board.

     ● The Committee shall discuss with the internal audit service providers and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing. Also, the Committee will discuss with management, the internal audit service providers and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk and legal compliance programs.

     ● The Committee shall approve the fees paid to the independent auditors and if the internal audit services are outsourced, the Committee shall also approve the fees paid to the internal audit service providers.

     ● Prior to the release of quarterly earnings, available Committee members shall review and discuss the quarterly financial statements with management and the independent auditors and will discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. A quorum of Committee members shall not be required to conduct these reviews.

     ● The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. Also, the Committee will discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards including matters required to be discussed by Statement on Auditing Standards No. 61. Based upon such review and discussion, the Audit Committee shall make a determination whether to recommend to the Board that the audited financial statements be included in the Company’s 10-K.

     ● The Committee shall review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.

     ● The Committee shall prepare the report required by the Securities and Exchange Commission’s rules to be included in the Company’s annual proxy statement.

     ● The Committee shall annually review a summary of the Company’s dealings with Directors and firms that employ Directors.

     ● The Committee shall periodically meet with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company.

     ● The Committee shall also carry out such other duties that may be delegated to it by the Board of Directors from time to time.

Approved by the Board of Directors on May 18, 2000.

Attending the annual meeting

Date

Thursday, May 17, 2001

Time

10:30 a.m. to approximately 12:00 noon, Central Time

Place

Rosemont Theatre
5400 North River Road
Rosemont, IL 60018
1-847-671-5100

Handicap access

All entrances are handicap accessible. Handicap seating is available on the main floor in Sections 108 and 110.

Parking

Free adjacent parking.

Directions to the annual meeting

From downtown Chicago

Take I-90 (Kennedy Expressway) west to I-190 (O’Hare Airport exit), and exit at River Road south. Proceed south on River Road about 1/4 mile to the Theatre, which is on the right.

From the south

Take I-294 (Tri-State Tollway) north and exit at O’Hare Airport. After the toll plaza, stay left to River Road. Turn right at River Road and go about 4 blocks to the Theatre, which is on the right.

From the north

Take I-294 (Tri-State Tollway) south or I-90 (Kennedy Expressway) east toward O’Hare Airport. Exit at Mannheim south. Take Mannheim to Lawrence Avenue. Turn left on Lawrence Avenue and go to River Road. Turn left on River Road and go about 1/2 mile to the Theatre, which is on the left.

From the west

Take I-88 to I-294 (Tri-State Tollway) north and exit at O’Hare Airport. After the toll plaza, stay left to River Road. Turn right at River Road and go 4 blocks to the Theatre, which is on the right.

[MAP APPEARS HERE]

Home office

McDonald’s Corporation
McDonald’s Plaza
Oak Brook IL 60523
1-630-623-3000
www.mcdonalds.com

The information contained in this Notice and Proxy Statement is as of March 23, 2001, except where otherwise noted.

McDonald’s, the McDonald’s Golden Arches logo and mcdonalds.com are trademarks owned by McDonald’s Corporation and affiliates.

Printed on recycled paper with 30% post-consumer content.

© 2001 McDonald’s Corporation McD 01-4132

[LOGO OF MCDONALD'S CORPORATION]

Appendix B

McDONALD’S CORPORATION
2001 OMNIBUS STOCK OWNERSHIP PLAN

THE PLAN

McDonald’s Corporation, a Delaware corporation (the “Company”), established the McDonald’s Corporation 2001 Omnibus Stock Ownership Plan (the “Plan”) effective as of May 17, 2001. This Plan permits the grant of stock options, restricted stock, stock appreciation rights, performance units, stock bonuses and other stock-based awards. This Plan is subject to approval by the Company’s stockholders at the May 17, 2001 Annual Meeting.

1. Purpose

The purpose of this Plan is to advance the interest of the Company by encouraging and enabling the acquisition of a larger personal financial interest in the Company by those employees and non-employee directors and senior directors upon whose judgment and efforts the Company is largely dependent for the successful conduct of its operations. An additional purpose of this Plan is to provide a means by which employees of the Company and its Subsidiaries and non-employee directors and senior directors can acquire and maintain Stock ownership, thereby strengthening their commitment to the success of the Company and their desire to remain in the employ or in the service of the Company and its Subsidiaries. It is anticipated that the acquisition of such financial interest and Stock ownership will stimulate the efforts of such employees and directors on behalf of the Company, strengthen their desire to continue in the service of the Company, and encourage shareholder and entrepreneurial perspectives through Stock ownership. It is also anticipated that the opportunity to obtain such financial interest and Stock ownership will prove attractive to promising new employees and will assist the Company in attracting such employees.

2. Definitions

As used in this Plan, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     (a) “Affiliate Service” of a Grantee who is an employee of the Company means the Grantee’s Company Service plus the Grantee’s aggregate number of years of employment with any Subsidiary during the period before it became a Subsidiary, unless the Committee determines otherwise in connection with an entity’s becoming a Subsidiary.

     (b) “Award” means any stock options, shares of restricted stock, stock appreciation rights, performance units, stock bonuses or other stock-based awards granted under this Plan.

      (c) “Award Agreement” has the meaning specified in Section 4(c)(v).

     (d) “Board” means the Board of Directors of the Company.

     (e) “Business Combination” has the meaning specified in Section 2(g)(iii).

     (f) “Cause” means (i) in the case of a Grantee who is an employee of the Company or a Subsidiary, the Grantee’s commission of any act or acts involving dishonesty, fraud, illegality or moral turpitude, and (ii) in the case of a Grantee who is a non-employee director or senior director of the Company, cause pursuant to Article Thirteenth (c) of the Company’s Restated Certificate of Incorporation.

      (g) “Change in Control” means the happening of any of the following events:

                    (i) the acquisition by any Person of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 20% or more of either (A)  the then-outstanding shares of Stock (“Outstanding Company Common Stock”) or (B)  the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 2(g)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or (4) any acquisition by any entity pursuant to a transaction that complies with Sections 2(g)(iii)(A), (B) and (C); or

                    (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                    (iii) consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company and/or any entity controlled by the Company, or a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any entity controlled by the Company (each, a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                    (iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

     (h) “Code” means the Internal Revenue Code of 1986, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the Code shall include references to successor provisions.

      (i) “Committee” has the meaning specified in Section 4(a).

      (j) “Company” has the meaning specified in the first paragraph.

     (k) “Company Service” of a Grantee who is an employee of the Company or a Subsidiary means the Grantee’s aggregate number of years of employment with the Company and its Subsidiaries during periods when those entities were Subsidiaries.

     (l) “Disability” as it regards employees means, a “disability” within the meaning of the Company’s Profit Sharing Program, as amended from time to time.

     “Disability” as it regards non-employee directors and senior directors means a physical or mental condition that prevents the director from performing his or her duties as a member of the Board or a senior director, as applicable, and that is expected to be permanent or for an indefinite duration exceeding one year.

     (m) “Disaffiliation” of a Subsidiary means the Subsidiary’s ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary).

     (n) “Dividend Equivalent Amount” has the meaning specified in Section 9(c)(iii)(C).

      (o) “Effective Date” means May 17, 2001.

      (p) “Fair Market Value” of any security of the Company means, as of any applicable date, the closing price of the security at the close of normal trading hours on the New York Stock Exchange, or, if no such sale of the security shall have occurred on such date, on the next preceding date on which there was such a sale.

      (q) “Foreign Equity Incentive Plan” has the meaning specified in Section 15.

      (r) “Grant Date” has the meaning specified in Section 6(a)(i).

      (s) “Grantee” means an individual who has been granted an Award.

     (t) “Immediate Family” means a Grantee’s spouse, children, grandchildren, stepchildren, parents, stepparents, grandparents, siblings, nieces, nephews and in-laws.

     (u) “including” or “includes” means “including, without limitation,” or “includes, without limitation.”

     (v) “Incumbent Board” has the meaning specified in Section 2(g)(ii).

     (w) “Job Loss” includes a Termination of Employment resulting from a corporate restructuring or reorganization, job restructuring, reduction in force, outsourcing or replacement of jobs by technology.

     (x) “Measuring Period” has the meaning specified in Section 6(f)(i)(B).

      (y) “Minimum Consideration” means $.01 per share or such larger amount determined pursuant to resolution of the Board to be “capital” (within the meaning of Section 154 of the Delaware General Corporation Law).

     (z) “1934 Act” means the Securities Exchange Act of 1934, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the 1934 Act shall include references to successor provisions.

     (aa) “non-employee director” means a member of the Board who is not an employee of the Company.

     (bb) “Option Price” means the per-share purchase price of Stock subject to a stock option.

     (cc) “other stock-based awards” means an Award made pursuant to Section 6(h).

     (dd) “Outstanding Company Common Stock” has the meaning specified in Section 2(g)(i).

     (ee) “Outstanding Company Voting Securities” has the meaning specified in Section 2(g)(i).

     (ff) “Outstanding Performance Unit” has the meaning specified in Section 22(c).

     (gg) “Performance Percentage” has the meaning specified in Section 6(f)(i)(C).

     (hh) “Permissible Transferee” has the meaning specified in Section 8.

     (ii) “Person” means any “individual,” “entity” or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act.

     (jj) “Plan” means this McDonald’s Corporation 2001 Omnibus Stock Ownership Plan.

     (kk) “Qualified Performance-Based Award” means any Award that is intended to qualify for the Section 162(m) Exemption, as provided in Section 24.

     (ll) “Qualified Performance Goal” means a performance goal established by the Committee in connection with the grant of a Qualified Performance-Based Award, which (i) is based on the attainment of specified levels of one or more Specified Performance Goals, and (ii) is set by the Committee within the time period prescribed by Section 162(m) of the Code; provided, that in the case of a stock option or stock appreciation right, the Qualified Performance Goal shall be considered to have been established without special action by the Committee, by virtue of the fact that the Stock subject to such Award must increase in value over its Fair Market Value on the Grant Date (or over a higher value) in order for the Grantee to realize any compensation from exercising the stock option or stock appreciation right.

     (mm) “Retirement” as it regards employees means a Termination of Employment any time after attaining either (i) age 60 with at least 20 years of Affiliate Service, or (ii) combined age and years of Affiliate Service equal to or greater than 70, other than a Termination of Employment for Cause.

     “Retirement” as it regards non-employee directors and senior directors means Termination of Directorship with at least 10 years of service as a member of the Board and/or a senior director or after age 70.

     (nn) “Section 16 Grantee” means an individual subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

     (oo) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

     (pp) “Special Circumstances” for a Termination of Employment of a Grantee means (i) Job Loss or (ii) the Grantee becomes an owner-operator of a McDonald’s restaurant in connection with the Termination of Employment.

     (qq) “Specified Performance Goal” means any of the following measures as applied to the Company as a whole or to any Subsidiary, division or other unit of the Company: earnings per share, economic profit, owner-operator cash flow, transaction counts, customer satisfaction rating, comparable sales growth, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, return on assets, change in working capital, return on capital or shareholder return.

     (rr) “Stock” means the common stock of the Company, par value $.01 per share.

     (ss) “Subsidiary” means any entity in which the Company directly or through intervening subsidiaries owns 25% or more of the total combined voting power or value of all classes of stock, or, in the case of an unincorporated entity, a 25% or more interest in the capital and profits.

      (tt) “Tendered Restricted Stock” has the meaning specified in Section 9(a).

      (uu) “Termination of Directorship” means the first date upon which a non-employee director or a senior director is neither a member of the Board nor a senior director.

     (vv) “Termination of Employment” of a Grantee means the termination of the Grantee’s employment with the Company and the Subsidiaries. A Grantee employed by a Subsidiary also shall be deemed to incur a Termination of Employment if there occurs a Disaffiliation of that Subsidiary, unless either (i) the Grantee is, immediately after the Disaffiliation, an employee of the Company or one of the remaining Subsidiaries, or (ii) in connection with the Disaffiliation, the Awards held by the Grantee are assumed, or replaced with new awards, by the former Subsidiary or an entity that controls the former Subsidiary following the Disaffiliation.

     (ww) “Unit Value” has the meaning specified in Section 9(c)(iii).

3.   Scope of this Plan

      (a)    The total number of shares of Stock reserved and available for grant under this Plan shall not exceed 64,000,000, subject to adjustment as provided in Section 23. Such shares may be treasury shares or newly-issued shares or both, as may be determined from time to time by the Board or by the Committee appointed pursuant to Section 4.

     (b) Subject to adjustment as provided in Section 23, the maximum number of Shares of Stock for which stock options and stock appreciation rights may be granted to any Grantee in any three-year period shall not exceed 5,000,000. In addition, Section 24 sets forth limits on the other Qualified Performance-Based Awards that any Grantee may receive.

     (c) Subject to Sections 3(a) and (b) (as to the maximum number of shares of Stock available for delivery in connection with Awards) and to Section 3(d), and subject to adjustment as provided in Section 23, up to 3,000,000 shares of restricted stock and up to 200,000 bonus shares of Stock may be granted under this Plan.

     (d) If and to the extent an Award shall expire or terminate for any reason without having been exercised in full, or shall be forfeited, the shares of Stock (including restricted stock) associated with the expired, terminated or forfeited portion of such Award shall become available for other Awards.

4.    Administration

     (a) Subject to Section 4(b), this Plan shall be administered by a committee appointed by the Board (the “Committee”). All members of the Committee shall be “outside directors” (as defined or interpreted for purposes of the Section 162(m) Exemption). The composition of the Committee also shall be subject to such limitations as the Board deems appropriate to permit transactions in Stock pursuant to this Plan to be exempt from liability under Rule 16b-3 under the 1934 Act.

     (b) The Board may, in its discretion, reserve to itself any or all of the authority and responsibility of the Committee. To the extent that the Board has reserved to itself the authority and responsibility of the Committee, all references to the Committee in this Plan shall be deemed to refer to the Board.

     (c) The Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, as follows:

                (i) to grant Awards,

                (ii) to determine (A) when Awards may be granted, and (B) whether or not specific Awards shall be identified with other specific Awards, and, if so, whether they shall be exercisable cumulatively with or alternatively to such other specific Awards,

               (iii) to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan,

               (iv) to prescribe, amend, and rescind rules and regulations relating to this Plan, including rules and regulations with respect to the exercisability and nonforfeitability of Awards upon the Termination of Employment of a Grantee,

               (v) to determine all terms and provisions of all Awards, including without limitation any restrictions or conditions (including specifying such performance criteria as the Committee deems appropriate, and imposing restrictions with respect to Stock acquired upon exercise of a stock option, which restrictions may continue beyond the Grantee’s Termination of Employment or Termination of Directorship, as applicable), which shall be set forth in a written agreement for each Award (the “Award Agreements”), which need not be identical, and, with the consent of the Grantee, to modify any such Award Agreement at any time,

               (vi) to authorize foreign Subsidiaries to adopt Foreign Equity Incentive Plans as provided in Section 15,

               (vii) to delegate any or all of its duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, except its duties and responsibilities with respect to Section 16 Grantees and with respect to Qualified Performance-Based Awards, and (A) the acts of such delegates shall be treated hereunder as acts of the Committee and (B) such delegates shall report to the Committee regarding the delegated duties and responsibilities,

               (viii) to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Award or any group of Awards for any reason,

               (ix) subject to Section 6(a)(ii), to extend the time during which any Award or group of Awards may be exercised or earned,

               (x) to make such adjustments or modifications to Awards to Grantees working outside the United States as are necessary and advisable to fulfill the purposes of this Plan,

               (xi) to impose such additional conditions, restrictions and limitations upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including requiring simultaneous exercise of related identified Awards and limiting the percentage of Awards that may from time to time be exercised by a Grantee, and

              (xii) to prescribe rules and regulations concerning the transferability of any Awards, and to make such adjustments or modifications to Awards transferable pursuant to Section 8 as are necessary and advisable to fulfill the purposes of this Plan.

     (d) The determination of the Committee on all matters relating to this Plan or any Award Agreement shall be made in its sole discretion, and shall be conclusive and final. No member of the Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Award.

5.  Eligibility

Awards may be granted to any employee (including any officer) of the Company or any of its domestic Subsidiaries, any employee, officer or director of any of the Company’s foreign Subsidiaries, and to any non-employee director or senior director of the Company. In selecting the individuals to whom Awards may be granted, as well as in determining the number of shares of Stock subject to, and the other terms and conditions applicable to, each Award, the Committee shall take into consideration such factors as it deems relevant in promoting the purposes of this Plan.

6.   Conditions to Grants

     (a)    General conditions.

               (i) The “Grant Date” of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee.

               (ii) The term of each Award shall be a period of 10 years from the Grant Date; provided, that the Committee may determine that the term of an Award will be a different period, not longer than 15 years from the Grant Date; and provided, further, that in any event the term of each Award shall be subject to earlier termination as herein provided.

               (iii) A Grantee may, if otherwise eligible, be granted additional Awards in any combination.

     (b) Grant of Stock Options and Option Price. A stock option represents the right to purchase a share of Stock at a predetermined Option Price. No later than the Grant Date of any stock option, the Committee shall establish the Option Price of such stock option. The per-share Option Price of a stock option shall not be less than 100% of the Fair Market Value of a share of the Stock on the Grant Date. Such Option Price shall be subject to adjustment as provided in Section 23. The applicable Award Agreement may provide that the stock option shall be exercisable for restricted stock.

     (c) Grant of Incentive Stock Options. At the time of the grant of any stock option, the Committee may designate such stock option as an “incentive stock option” as defined in Section 422 of the Code. Any stock option not so designated shall not be an incentive stock option, even if it otherwise meets the requirements of Section 422 of the Code. Any stock option so designated that nevertheless fails (either at the time of grant or at any time thereafter as a result of accelerated vesting or otherwise) to meet the requirements of Section 422 of the Code, in whole or in part, shall be treated as a stock option that is not an incentive stock option to the extent of such failure. The terms of any incentive stock option shall require the Grantee to notify the Committee or its designee of any “disqualifying disposition” (as defined in Section 421(b) of the Code) of any Stock issued pursuant to the exercise of the incentive stock option within 10 days after such disposition.

     (d) Grant of Shares of Restricted Stock.

               (i) Shares of restricted stock are shares of Stock that are awarded to a Grantee and that, during a restricted period, may be forfeitable to the Company upon such conditions as may be set forth in the applicable Award Agreement. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered during the restricted period.

               (ii) The Committee shall, in its discretion, determine the amount, if any, that a Grantee shall pay for shares of restricted stock, subject to the following sentence. Except with respect to shares of restricted stock that are treasury shares, for which no payment need be required, the Committee shall require the Grantee to pay at least the Minimum Consideration for each share of restricted stock granted to such Grantee. Such payment shall be made in full by the Grantee before the delivery of the shares and in any event no later than 10 days after the Grant Date for such shares. In the discretion of the Committee and to the extent permitted by law, payment also may be made in accordance with Section 10.

               (iii) The Committee may, but need not, provide that all or any portion of a Grantee’s Award of restricted stock, or restricted stock acquired upon exercise of a stock option, shall be forfeited:

                         (A) except as otherwise specified in the Award Agreement, upon the Grantee’s Termination of Employment as provided in Section 13, or

                         (B) if the Company or the Grantee does not achieve specified performance goals (if any) within a specified time period after the Grant Date and before the Grantee’s Termination of Employment, or

                         (C) upon failure to satisfy such other conditions as the Committee may specify in the applicable Award Agreement; provided that, subject to Sections 4(c)(viii), 13, 14 and 22, in no case shall such Award become nonforfeitable before the first anniversary of the Grant Date.

               (iv) If a share of restricted stock is forfeited, then, if the Grantee was required to pay for such share or acquired such share upon the exercise of a stock option: (A) the Grantee shall be deemed to have resold such share to the Company at the lesser of (1) the amount paid or, if the restricted stock was acquired on exercise of a stock option, the Option Price paid by the Grantee for such share, or (2) the Fair Market Value of a share of Stock on the date of such forfeiture; (B) the Company shall pay to the Grantee the amount determined under clause (A) of this sentence as soon as is administratively practical; and (C) such share shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the later of the date the event causing the forfeiture occurred or the date of the Company’s tender of the payment specified in clause (B) of this sentence, whether or not such tender is accepted by the Grantee.

               (v) The Committee may provide that any share of restricted stock shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such share becomes nonforfeitable or is forfeited. Any share of restricted stock shall bear an appropriate legend specifying that such share is non-transferable and subject to the restrictions set forth in this Plan and the applicable Award Agreement. If any share of restricted stock becomes nonforfeitable, the Company shall cause the certificate for such share to be issued or reissued without such legend.

     (e) Grant of Stock Appreciation Rights. A stock appreciation right represents the right to receive a payment, in cash, shares of Stock or both (as determined by the Committee) equal to the excess of the Fair Market Value, on the date such Fair Market Value is determined, of a specified number of shares of Stock, over the Award’s grant or exercise price, if any. When granted, stock appreciation rights may, but need not, be identified with shares of Stock subject to a specific stock option, specific shares of restricted stock or specific performance units of the Grantee (including any stock option, shares of restricted stock or performance units granted on or before the Grant Date of the stock appreciation rights) in a number equal to or different from the number of shares of Stock subject to the stock appreciation rights so granted. If stock appreciation rights are identified with shares of Stock subject to a stock option, with shares of restricted stock or with performance units, then, unless otherwise provided in the applicable Award Agreement, the Grantee’s associated stock appreciation rights shall terminate upon, and to the extent of, (i) the expiration, termination, forfeiture or cancellation of such stock option, shares of restricted stock or performance units, (ii) the exercise of such option or performance units, or (iii) the date such shares of restricted stock become nonforfeitable.

     (f) Grant of Performance Units. Performance units represent the right of a Grantee to receive shares or cash or a combination of shares and cash equal to the Fair Market Value of such shares at a future date in accordance with the terms of such grant. To the extent performance units are based upon a number of shares of Stock (whether such shares are to be delivered in kind or in cash), grants thereof shall be subject to the limitations imposed by Section 3.

               (i) In connection with the grant of any performance unit, the Committee shall:

                     (A)    determine performance goals applicable to such grant,

                     (B)    designate a period, of not less than one year nor more than seven years, for the measurement of the extent to which performance goals are attained, which period may begin prior to the Grant Date (the “Measuring Period”), and

                     (C)   assign a “Performance Percentage” to each level of attainment of performance goals during the Measuring Period, with the percentage applicable to minimum attainment being 0% and the percentage applicable to maximum attainment to be determined by the Committee from time to time.

               (ii) In establishing performance goals, the Committee may consider any performance factor or factors it deems appropriate, including Specified Performance Goals, remaining employed for a specified period or any other factor the Committee deems appropriate. The Committee may, at any time, in its discretion, modify performance goals in order to facilitate their attainment for any reason, including recognition of unusual or nonrecurring events affecting the Company or a Subsidiary or changes in applicable laws, regulations or accounting principles. If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Measuring Period, then, to the extent the Committee determines the performance goals or Measuring Period are no longer appropriate, the Committee may (A) adjust, change or eliminate the performance goals or the applicable Measuring Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Measuring Period; or (B) make a cash payment to the Grantee in an amount determined in accordance with the method described in Section 13(b)(iii), substituting the effective date of such promotion, demotion or transfer for the Termination of Employment referred to in Section 13(b)(iii).

               (iii) When granted, performance units may, but need not, be identified with shares of Stock subject to a specific stock option, specific shares of restricted stock or specific stock appreciation rights of the Grantee granted under this Plan in a number equal to or different from the number of the performance units so granted. If performance units are identified with shares of Stock subject to a stock option, shares of restricted stock or stock appreciation rights, then, unless otherwise provided in the applicable Award Agreement, the Grantee’s associated performance units shall terminate upon (A) the expiration, termination, forfeiture or cancellation of such stock option, shares of restricted stock or stock appreciation rights, (B) the exercise of such stock option or stock appreciation rights, or (C) the date such shares of restricted stock become nonforfeitable.

               (iv) If a Grantee commences employment after the performance goals of a particular Measuring Period are established, the Committee may grant an Award that is proportionately adjusted based on the period of actual service during the Measuring Period.

     (g) Grant of Stock Bonuses. The Committee may, in its discretion, grant shares of Stock to any employee eligible under Section 5 to receive Awards, other than executive officers of the Company.

     (h) Grant of Other Stock-Based Awards. The Committee may, in its discretion, grant other stock-based awards. These are Awards, other than stock options, stock appreciation rights, restricted stock or performance units, that are denominated in, valued, in whole or in part, by reference to, or otherwise based on or related to, Stock. The purchase, exercise, exchange or conversion of other stock-based awards granted under this Section 6(h) shall be on such terms and conditions and by such methods as shall be specified by the Committee. Where the value of another stock-based award is based on the difference between the excess of the Fair Market Value, on the date such Fair Market Value is determined, over such Award’s exercise or grant price, the exercise or grant price for such an Award will not be less than 100% of the Fair Market Value on the Grant Date.

7. Grantee’s Agreement to Serve

The Committee may, in its discretion, require each Grantee who is granted an Award to, execute such Grantee’s Award Agreement, and to agree that such Grantee will remain in the employ of the Company or any of its Subsidiaries or remain as a non-employee director or senior director, as applicable, for at least one year after the Grant Date. No obligation of the Company or any of its Subsidiaries as to the length of any Grantee’s employment or service as a non-employee director or senior director shall be implied by the terms of this Plan, any grant of an Award hereunder or any Award Agreement. The Company and its Subsidiaries reserve the same rights to terminate employment of any Grantee as existed before the Effective Date.

8. Non-Transferability

Each Award (other than restricted stock) granted hereunder shall not be assignable or transferable other than by will or the laws of descent and distribution; provided, however, that a Grantee may, in a manner set forth in rules established by the Committee: (a) designate in writing a beneficiary to exercise his or her Award after the Grantee’s death; (b) transfer a stock option (other than an incentive stock option), stock appreciation right, performance unit or other stock-based award to a revocable inter vivos trust as to which the Grantee is both the settlor and the trustee; and (c) if permitted by the Committee pursuant to its rules, transfer an Award (other than restricted stock or an incentive stock option) for no consideration to any of the following permissible transferees (each a “Permissible Transferee”): (i) any member of the Immediate Family of the Grantee to whom such Award was granted, (ii) any trust for the benefit of members of the Grantee’s Immediate Family, (iii) any partnership whose partners are members of the Grantee’s Immediate Family or (iv) Ronald McDonald House Charities or any Ronald McDonald House; and further provided that (A) the transferee shall remain subject to all of the terms and conditions applicable to such Award prior to such transfer; (B) any such transfer shall be subject to and in accordance with the rules and regulations prescribed by the Committee in accordance with Section 4(c)(xii), and (C) except as otherwise expressly provided for in this Plan or in the Transfer Rules, a Permissible Transferee shall have all the rights and obligations of the Grantee hereunder and the Grantee shall not retain any rights with respect to the transferred Award, and further provided that the payment of any tax attributable to the exercise of an Award shall remain the obligation of the Grantee and the period during which an Award shall remain exercisable under Section 13 shall depend upon the time and nature of the Grantee’s Termination of Employment. Notwithstanding the foregoing, the Committee may, from time to time, in its sole discretion designate additional individuals, persons or classes as Permissible Transferees, and permit other transfers as the Committee determines to be appropriate.

     Each share of restricted stock shall be non-transferable until such share becomes nonforfeitable.

9.    Exercise

  (a)   Exercise of Stock Options. Subject to Sections 4(c)(viii), 13, 14 and 22 and such terms and conditions as the Committee may impose, each stock option shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock option shall be exercisable in one or more installments commencing not earlier than the first anniversary of the Grant Date of such stock option.

     Each stock option shall be exercised by delivery of notice of intent to purchase a specific number of shares of Stock subject to such stock option. Such notice shall be in a manner specified by and satisfactory to the Company. The Option Price of any shares of Stock or shares of restricted stock as to which a stock option shall be exercised shall be paid in full at the time of the exercise. Payment may, at the election of the Grantee, be made in any one or any combination of the following:

          (i) cash,

          (ii) Stock held by the Grantee for more than six months prior to exercise of the stock option, valued at its Fair Market Value at the time of exercise,

          (iii) with the approval of the Committee, shares of restricted stock held by the Grantee for more than six months prior to exercise of the stock option, each valued at the Fair Market Value of a share of Stock at the time of exercise, or

          (iv) through simultaneous sale through a broker of shares acquired on exercise, as permitted under Regulation T of the Board of Governors of the Federal Reserve System.

     In the discretion of the Committee and to the extent permitted by law, payment may also be made in accordance with Section 10.

     If restricted stock is used to pay the Option Price for Stock subject to a stock option (“Tendered Restricted Stock”), then the Committee may, but need not, specify that (i) all the shares of Stock acquired on exercise of the stock option shall be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the stock option, or (ii) a number of shares of Stock acquired on exercise of the stock option equal to the number of shares of Tendered Restricted Stock shall, unless the Committee provides otherwise, be subject to the same restrictions as the Tendered Restricted Stock, determined as of the date of exercise of the stock option.

     (b) Exercise of Stock Appreciation Rights. Subject to Sections 4(c)(viii), 13, 14 and 22 and such terms and conditions as the Committee may impose, each stock appreciation right shall be exercisable as and when determined by the Committee; provided that, unless the Committee determines otherwise, each stock appreciation right shall be exercisable not earlier than the first anniversary of the Grant Date of such stock appreciation right, to the extent the stock option with which it is identified, if any, may be exercised, to the extent the restricted stock with which it is identified, if any, has become nonforfeitable, or to the extent the performance unit with which it is identified, if any, may be exercised. Stock appreciation rights shall be exercised by delivery to the Company of written notice of intent to exercise a specific number of stock appreciation rights. Unless otherwise provided in the applicable Award Agreement, the exercise of stock appreciation rights that are identified with shares of Stock subject to a stock option, shares of restricted stock or performance units shall result in the cancellation or forfeiture of such stock option, shares of restricted stock or performance units, as the case may be, to the extent of such exercise.

     The benefit for each share as to which a stock appreciation right is exercised shall be equal to:

          (i) the Fair Market Value of a share of Stock on the date of such exercise, reduced by

          (ii) an amount equal to:

               (A) for any stock appreciation right identified with shares of Stock subject to a stock option, the Option Price of such stock option, unless the Committee in the grant of the stock appreciation right specified a higher amount or

               (B) for any other stock appreciation right, the Fair Market Value of a share of Stock on the Grant Date of such stock appreciation right, unless the Committee in the grant of the stock appreciation right specified a higher amount; provided that the Committee, in its discretion, may provide that the benefit for any stock appreciation right shall not exceed such percentage of the Fair Market Value of a share of Stock on such Grant Date as the Committee shall specify.

     The benefit upon the exercise of a stock appreciation right shall be payable in cash, except that the Committee, may, in its discretion, provide in the Award Agreement that benefits, with respect to any particular exercise, may be paid wholly or partly in Stock.

     (c) Exercise of Performance Units.

          (i) Subject to Sections 4(c)(viii), 13, 14 and 22 and such terms and conditions as the Committee may impose, if, with respect to any performance unit, the minimum performance goals have been achieved during the applicable Measuring Period, then such performance unit shall vest and be exercisable commencing on the later of (A) the first anniversary of the Grant Date or (B) the first day after the end of the applicable Measuring Period. Performance units shall be exercised by delivery to the Company of written notice of intent to exercise a specific number of performance units; provided, however, that performance units not identified with shares of Stock subject to a stock option, shares of restricted stock or stock appreciation rights shall be deemed exercised on the date on which they first become exercisable. Unless otherwise provided in the applicable Award Agreement, the exercise of performance units that are identified with shares of Stock subject to a stock option, shares of restricted stock or stock appreciation rights shall result in the cancellation or forfeiture of such shares of Stock subject to a stock option, shares of restricted stock or stock appreciation rights, as the case may be, to the extent of such exercise.

          (ii) The benefit for each performance unit exercised shall be an amount equal to the product of:

                    (A) the Unit Value multiplied by

                    (B) the Performance Percentage attained during the Measuring Period for such performance unit.

          (iii) The “Unit Value” shall be, as specified by the Committee,

                    (A) a dollar amount,

                    (B) an amount equal to the Fair Market Value of a share of Stock on the Grant Date,

                    (C) an amount equal to the Fair Market Value of a share of Stock on the exercise date of the performance unit, including, if so provided in the applicable Award Agreement, an amount equal to the value that would result if dividends paid on a share of Stock on or after the Grant Date and on or before the exercise date were invested in shares of Stock as of each respective dividend payment date (“Dividend Equivalent Amount”), or

                    (D) an amount equal to the Fair Market Value of a share of Stock on the exercise date of the performance unit (plus, if so specified in the applicable Award Agreement, a Dividend Equivalent Amount), reduced by the Fair Market Value of a share of Stock on the Grant Date of the performance unit.

          (iv) Unless expressly provided for in the applicable Award Agreement, the benefit upon the exercise of a performance unit shall be payable on or about April 1st following the close of the Measuring Period.

          (v) Benefits upon exercise of a performance unit shall be payable in cash (unless deferred under the terms and conditions of the Company’s Deferred Income Plan or in accordance with such other rules and regulations as the Committee may approve), except that the Committee, may, in its discretion, provide in the applicable Award Agreement that benefits, with respect to any particular exercise, may be paid wholly or partly in Stock. In the event the applicable Award Agreement provides that the benefit may be paid wholly in Stock, unless the Committee, in its discretion, specifies at the time of exercise that the benefit shall be paid partly or wholly in cash, the number of shares of Stock payable in lieu of cash shall be determined by valuing the Stock at its Fair Market Value on the date such benefit is to be paid.

10. Loans and Guarantees

The Committee may, in its discretion:

     (a) allow a Grantee to defer payment to the Company of all or any portion of (i) the Option Price of a stock option, (ii) the purchase price of a share of restricted stock, or (iii) any taxes associated with a benefit hereunder that is not a cash benefit at the time such benefit is so taxable, or

     (b) cause the Company to guarantee a loan from a third party to the Grantee, in an amount equal to all or any portion of such Option Price, purchase price or any related taxes.

     Any such payment deferral or guarantee by the Company pursuant to this Section 10 shall be on such terms and conditions as the Committee may determine; provided that the interest rate applicable to any such payment deferral shall be not more favorable to the Grantee than the terms applicable to funds borrowed by the Company. Notwithstanding the foregoing, a Grantee shall not be entitled to defer the payment of such Option Price, purchase price or any related taxes unless the Grantee (i) enters into a binding obligation to pay the deferred amount and (ii) except with respect to treasury shares, pays upon exercise of a stock option or grant of shares of restricted stock, as the case may be, an amount equal to or greater than the Minimum Consideration thereof. If the Committee has permitted a payment deferral or caused the Company to guarantee a loan pursuant to this Section 10, then the Committee may, in its discretion, require the immediate payment of such deferred amount or the immediate release of such guarantee upon the Grantee’s Termination of Employment or Termination of Directorship, as applicable, or if the Grantee sells or otherwise transfers the Grantee’s shares of Stock purchased pursuant to such deferral or guarantee.

11. Notification under Section 83(b)

The Committee may, on the Grant Date or any later date, prohibit a Grantee from making the election described below. If the Committee has not prohibited such Grantee from making such election, and the Grantee shall, in connection with the exercise of any stock option, or the grant of any share of restricted stock, make the election permitted under Section 83(b) of the Code (i.e., an election to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code), such Grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to complying with any filing and notification required pursuant to regulations issued under the authority of Section 83(b) of the Code.

12.   Withholding Taxes

     (a)    Whenever, under this Plan, cash or Stock is to be delivered upon exercise or payment of an Award or a share of restricted stock becomes nonforfeitable, or any other event occurs that results in taxation of a Grantee with respect to an Award, the Company shall be entitled to require (i) that the Grantee remit an amount sufficient to satisfy all U.S. federal, state and local withholding tax requirements related thereto, (ii) the withholding of such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan or (iii) any combination of the foregoing; provided, however, that no amount shall be withheld from any cash payment or shares of Stock relating to an Award that was transferred by the Grantee in accordance with this Plan and such cash payment or delivery to such Permissible Transferee shall in no way be conditioned upon the Grantee’s remittance obligation described herein.

     (b) If any disqualifying disposition (as defined in Section 421(b) of the Code) is made with respect to shares of Stock acquired under an incentive stock option granted pursuant to this Plan or any election described in Section 11 is made, then the individual making such disqualifying disposition or election shall remit to the Company an amount sufficient to satisfy all U.S. federal, state and local withholding taxes thereby incurred; provided, that in lieu of or in addition to the foregoing, the Company shall have the right to withhold such sums from compensation otherwise due to the Grantee or from any shares of Stock due to the Grantee under this Plan.

     (c) Notwithstanding the foregoing, in no event shall the amount withheld in the form of shares of Stock due to a Grantee under this Plan exceed the minimum required by applicable law.

13.   Termination of Employment

     (a) For Cause. If a Grantee has a Termination of Employment for Cause,

               (i) the Grantee’s shares of restricted stock that are forfeitable shall thereupon be forfeited, subject to the provisions of Section 6(d)(iv) regarding repayment of certain amounts to the Grantee; and

               (ii) any unexercised stock option, stock appreciation right, or performance unit shall terminate immediately upon such Termination of Employment for Cause.

     (b) On Account of Death or Disability. If a Grantee has a Termination of Employment on account of the Grantee’s death or Disability, then:

               (i) the Grantee’s shares of restricted stock that were forfeitable shall thereupon become nonforfeitable;

               (ii) any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock or a performance unit), whether or not exercisable on the date of such Termination of Employment may be exercised, in whole or in part, at any time within three years after such Termination of Employment (or until the 15th anniversary of the Grant Date, if sooner) by the Grantee, or after the Grantee’s death, by (A) his or her personal representative or by the person to whom the stock option or stock appreciation right is transferred by will or the applicable laws of descent and distribution, (B) the Grantee’s beneficiary designated in accordance with Section 8, (C) the then-acting trustee of the trust described in Section 8(b); or (D) a Permissible Transferee of an Award assigned or transferred in accordance with Section 8; and

               (iii) any unexercised performance unit shall be deemed exercised upon such Termination of Employment by the Grantee (or, if applicable, an individual or entity as specified in Section 13(b)(ii)) as follows: (A) the value of any vested performance units shall be payable at the same time that payments for that Measuring Period are made to other Grantees under this Plan; and (B) the value of any unvested performance units shall be payable on or about April 1st of the year following the year of such Termination of Employment; provided that the value of any unvested performance unit shall be equal to the product of the Unit Value multiplied successively by each of the following:

                    (1) a fraction, the numerator of which is the number of months (including as a whole month any partial month) that have elapsed since the beginning of such Measuring Period until the date of such Termination of Employment and the denominator of which is the number of months (including as a whole month any partial month) in the Measuring Period; and

                    (2) the percentage that would be earned under the terms of the applicable Award Agreement assuming that the rate at which the performance goals are achieved as of the December 31st following Termination of Employment would continue until the end of the Measuring Period.

     (c) On Account of Retirement. (i) If a Grantee has a Termination of Employment on account of Retirement after age 60 with 20 years or more of Affiliate Service, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock or a performance unit) that is then exercisable or that would have become exercisable within three years of such Retirement if the Grantee had remained employed by the Company or a Subsidiary throughout such three-year period, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within three years after the Grantee’s Retirement or until the 15th anniversary of the Grant Date, if sooner.

               (ii) If a Grantee has a Termination of Employment on account of Retirement with combined age and years of Affiliate Service equal to or greater than 70, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock or a performance unit) that is then exercisable or that would have become exercisable within three years of such Retirement if the Grantee had remained employed by the Company or a Subsidiary throughout such three-year period may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within three years after the Grantee’s Retirement or until the end of the stated term of the Award, if sooner, provided that the Grantee executes and delivers to the Company a two-year non-competition agreement (in a form reasonably satisfactory to the Company); and further provided that the Grantee provides one year’s prior written notice of the Grantee’s intention to retire to the officer in charge of the Benefits and Compensation Department in Oak Brook, Illinois. If the Grantee violates the provisions of the non-competition agreement during the two-year period following Retirement, all unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock or performance units) will immediately terminate and will not be exercisable.

               (iii) The nonforfeitability and exercisability of restricted stock (and any stock appreciation rights identified therewith) held by a Grantee who has a Termination of Employment on account of Retirement shall be determined under Section 13(f). The vesting and exercisability of the Grantee’s performance units (and any stock appreciation rights identified therewith) shall be determined under Section 13(b)(iii).

     (d) On Account of Termination of Employment After Age 60. If a Grantee has a Termination of Employment after attaining age 60, other than a Termination of Employment for Cause or on account of death, Disability or Retirement, any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock or a performance unit) to the extent exercisable on the date of such Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, at any time within one year after the Grantee’s Termination of Employment or until the 15th anniversary of the Grant Date, if sooner. The nonforfeitability and exercisability of the Grantee’s restricted stock (and any stock appreciation rights identified therewith) shall be determined under Section 13(f). The vesting and exercisability of the Grantee’s performance units (and any stock appreciation rights identified therewith) shall be determined under Section 13(b)(iii).

     (e) Special Circumstances; Disaffiliation. (i) If a Grantee has a Termination of Employment under Special Circumstances, the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8 will receive an extension of time to exercise any unexercised stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock or performance units) and accelerated vesting of these stock options and stock appreciation rights based on the following rules that incorporate age and years of Affiliate Service (in the case of a Job Loss) or Company Service (in other Special Circumstances):

Age and Years of Company or Affiliate Service	Additional Vesting and Time to Exercise
70 plus years	3 Years
60 to 69 years	2 Years
50 to 59 years	1 Year

provided, that in no event may a stock option or stock appreciation right be exercised after the 15th anniversary of the Grant Date.

               (ii) If a Grantee has a Termination of Employment because of a Disaffiliation, the provisions of this Section 13(e)(ii) and Section 13(e)(iii) (and no other provision of this Section 13 that might otherwise apply) shall determine the consequences for such Grantee’s Awards. In such a case, the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8 will be permitted to exercise any stock options and stock appreciation rights (other than stock appreciation rights identified with restricted stock or performance units) that are unexercised and vested immediately before the Grantee’s Termination of Employment for one year following the Grantee’s Termination of Employment.

               (iii) In addition, if a Grantee has a Termination of Employment because of Special Circumstances or Disaffiliation, the nonforfeitability and exercisability of restricted stock (and any stock appreciation rights identified therewith) held by the Grantee shall be determined under Section 13(f)(i), and the vesting and exercisability of the Grantee’s performance units (and any stock appreciation rights identified therewith) shall be determined under Section 13(b)(iii).

     (f) Any Other Reason. If a Grantee has a Termination of Employment for a reason other than those specified in this Section 13,

               (i) the Grantee’s shares of restricted stock (and any stock appreciation rights identified therewith), to the extent forfeitable on the date of the Grantee’s termination of employment, shall be forfeited on such date;

               (ii) any unexercised stock option or stock appreciation right (other than a stock appreciation right identified with a share of restricted stock or a performance unit) to the extent exercisable on the date of the Grantee’s Termination of Employment, may be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8, not later than the 30th day following the Grantee’s termination of employment; provided that, if such 30th day is not a business day, such stock option or stock appreciation right may be exercised not later than the first business day following such 30th day; and provided, further, that in no event may a stock option or stock appreciation right be exercised after the 15th anniversary of the Grant Date; and

               (iii) the Grantee’s performance units (and any stock appreciation rights identified therewith) shall not vest further and may not be exercised, in whole or in part, by the Grantee or Permissible Transferee of an Award assigned or transferred in accordance with Section 8; provided that the value of any vested performance units shall be payable to the Grantee at the same time that payments for that Measuring Period are made to other Grantees under this Plan.

     (g) Selection of Rule. If a particular Grantee’s Termination of Employment is covered by more than one of the foregoing rules, then except as specifically provided in Section 13(e)(ii), for each Award held by the Grantee, the applicable rule that is the most favorable to the Grantee shall apply.

     (h) Committee Discretion. Notwithstanding the foregoing, the Committee may determine that the consequences of a Termination of Employment or a Termination of Directorship for a particular Award will differ from those outlined above, either (i) in connection with the grant of the Award, or (ii) if the change is favorable to the Grantee, after it is granted.

14.    Termination of Directorship

     (a) For Cause. If a Termination of Directorship occurs for Cause, any unexercised stock option or other Awards shall thereupon terminate.

     (b) Retirement. If a Termination of Directorship occurs because of Retirement, any unexercised stock option, whether or not exercisable on the date of Retirement, may be exercised, in whole or in part, for a period of three years from the Grantee’s Retirement, or until the end of its stated term, if sooner. Any other unvested Awards shall become vested and payable to the Grantee.

     (c) Death or Disability. If Termination of Directorship occurs because of the death or Disability of the Grantee, any unexercised stock option, whether or not exercisable on the date of such Termination of Directorship, may be exercised by the Grantee, a Permissible Transferee or by the Grantee’s personal representative after the Grantee’s death, in whole or in part, at any time within three years after such Termination of Directorship or until the 15th anniversary of the Grant Date, if sooner. Any other unvested Awards shall become vested and payable to the Grantee, a Permissible Transferee or by the Grantee’s personal representative after the Grantee’s death.

     (d) Other Termination. If a Termination of Directorship occurs for any reason other than for Cause (as described in Section 14(a)) or the death, Disability or Retirement of a Grantee, any unexercised stock option to the extent exercisable on the date of the Termination of Directorship, may be exercised, in whole or in part, at any time within one year after the Termination of Directorship, or until the end of its stated term, if sooner. Any other Awards to the extent the Awards are unvested on the date of Termination of Directorship shall be forfeited and cancelled.

15. Equity Incentive Plans of Foreign Subsidiaries

The Committee may authorize any foreign Subsidiary to adopt a plan for granting Awards (a “Foreign Equity Incentive Plan”). All awards granted under such Foreign Equity Incentive Plans shall be treated as grants under this Plan. Such Foreign Equity Incentive Plans shall have such terms and provisions as the Committee permits not inconsistent with the provisions of this Plan and that may be more restrictive than those contained in this Plan. Awards granted under such Foreign Equity Incentive Plans shall be governed by the terms of this Plan, except to the extent that the provisions of such Foreign Equity Incentive Plans are more restrictive than the terms of this Plan, in which case such terms of such Foreign Equity Incentive Plans shall control.

16.   Securities Law Matters

     (a) If the Committee deems it necessary to comply with the Securities Act of 1933, as amended, and the regulations and rulings thereunder, the Committee may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock.

     (b) If, based upon the opinion of counsel for the Company, the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of (i) U.S. federal or state securities law or (ii) the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use its best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

17. Funding

Benefits payable under this Plan to any person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

18. No Employment Rights

Neither the establishment of this Plan, nor the granting of any Award, shall be construed to (a) give any Grantee the right to remain employed by the Company or any of its Subsidiaries or to any benefits not specifically provided by this Plan or (b) in any manner modify the right of the Company or any of its Subsidiaries to modify, amend, or terminate any of its employee benefit plans.

19. Rights as a Stockholder

A Grantee shall not, by reason of any Award (other than restricted stock), have any right as a stockholder of the Company with respect to the shares of Stock that may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Shares of restricted stock held by a Grantee or held in escrow by the Secretary of the Company shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in this Plan. The Committee, in its discretion, at the time of grant of restricted stock, may permit or require the payment of cash dividends thereon to be deferred, and, if the Committee so determines, reinvested in additional restricted stock to the extent shares are available under Section 3 or otherwise reinvested. Stock dividends, other non-cash dividends and distributions, and deferred cash dividends issued with respect to restricted stock shall be treated as additional shares of restricted stock that are subject to the same restrictions and other terms as apply to the shares with respect to which such dividends are issued. The Committee may, in its discretion, provide for crediting to and payment of interest on deferred cash dividends.

20. Nature of Payments

Any and all grants, payments of cash, or deliveries of shares of Stock hereunder shall constitute special incentive payments to the Grantee, and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purposes of determining any pension, retirement, death or other benefits under (a) any pension, retirement, profit-sharing, bonus, life insurance or other employee benefit plan of the Company or any of its Subsidiaries or (b) any agreement between the Company or any Subsidiary, on the one hand, and the Grantee, on the other hand, except as such plan or agreement shall otherwise expressly provide.

21. Non-Uniform Determinations

Neither the Committee’s nor the Board’s determinations under this Plan need be uniform, and may be made by the Committee or the Board selectively among individuals who receive, or are eligible to receive, Awards (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Grantees, (b) the terms and provisions of Awards, and (c) the treatment, under Section 13, of Terminations of Employment. Notwithstanding the foregoing, the Committee’s interpretation of this Plan’s provisions shall be uniform as to similarly situated Grantees.

22. Change in Control Provisions

Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control:

     (a) All stock options and stock appreciation rights outstanding as of the date such Change in Control occurs shall become fully vested and exercisable.

     (b) The restrictions and other conditions applicable to any restricted stock, performance units or other stock-based awards, including vesting requirements, shall lapse, and such Awards shall become free of all restrictions and fully vested.

     (c) Any performance units relating to Measuring Periods ending on or before the date of the Change in Control occurs that have been earned but not paid shall become immediately payable in cash. In addition, each Grantee who has an outstanding performance unit relating to a Measuring Period that ends after the Change in Control (whether or not vested) (an “Outstanding Performance Unit”) shall be paid, as soon as practicable after the Change in Control, a cash payment equal to the product of (i) the amount payable with respect to such performance unit, based on the target level of the associated performance goals, times (ii) a fraction, the numerator of which is the number of full or partial months that have elapsed since the beginning of such Measuring Period through the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Measuring Period. The Committee shall determine, before or as soon as practicable after, such Change in Control, whether the Outstanding Performance Units shall remain outstanding following the Change in Control, and if so, (i) the Committee shall make any appropriate adjustments to reflect the Change in Control (such as changes in the applicable performance goals) without enlarging or diminishing the award opportunity represented by the Outstanding Performance Units and (ii) any amounts that thereafter become payable with respect to any Outstanding Performance Unit shall be reduced to the extent necessary to avoid duplicating any amounts previously paid with respect to the same Outstanding Performance Unit pursuant to the preceding sentence.

     (d) Upon a Termination of Employment or Termination of Directorship occurring in connection with or during the period of one year after such Change in Control, other than for Cause, a stock option shall remain exercisable for not less than one year and one day following such termination or until the expiration of the stated term of such stock option, whichever period is shorter.

23. Adjustments

The Committee shall make such adjustments (if any) as it deems appropriate and equitable, in its discretion, to the following:

     (a) the aggregate numbers of shares of Stock, shares of restricted stock and bonus stock available under Sections 3(a) and (c),

     (b) the number of shares of Stock, shares of restricted stock, stock appreciation rights or performance units covered by an outstanding Award,

     (c) the Option Price of an outstanding stock option,

     (d) the Fair Market Value of Stock to be used to determine the amount of the benefit payable upon exercise of outstanding stock appreciation rights or performance units,

     (e) the maximum numbers of shares of Stock for which certain Awards may be granted to any Grantee in any three-year period under Section 3(b) and clauses (i) and (iii) of Section 24(c), and

     (f) such other adjustments to outstanding Awards as the Committee may determine to be appropriate and equitable,

to reflect a stock dividend, stock split, reverse stock split, share combination, recapitalization, merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation of a Subsidiary or similar event of or by the Company. Such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, (ii) the substitution of other property (including, without limitation, other securities) for the Stock covered by outstanding Awards, and (iii) in connection with any Disaffiliation of a Subsidiary, arranging for the assumption, or replacement with new awards, of Awards held by Grantees employed by the affected Subsidiary by the Subsidiary or an entity that controls the Subsidiary following the Disaffiliation.

24.   Qualified Performance-Based Awards.

     (a) The provisions of this Plan are intended to ensure that all stock options and stock appreciation rights granted hereunder to any Grantee who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) at the time of exercise qualify for the Section 162(m) Exemption, and all such Awards shall therefore be considered Qualified Performance-Based Awards and this Plan shall be interpreted and operated consistent with that intention. The provisions referred to in the preceding sentence include without limitation the limitation on the total amount of such Awards to any Grantee set forth in Section 3(b); the requirement of Section 4(a) that the Committee satisfy the requirements for being “outside directors” for purposes of the Section 162(m) Exemption; the limitations on the discretion of the Committee with respect to Qualified Performance-Based Awards; and the requirements of Sections 6(b) and 6(e) that the Option Price of stock options and the base price for determining the value of stock appreciation rights be not less than the Fair Market Value of the Stock on the Grant Date (which requirement constitutes the Qualified Performance Goal).

     (b) When granting any restricted stock, performance units or other stock-based awards other than stock options and stock appreciation rights, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (i) the recipient is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) with respect to such Award, and (ii) the Committee wishes such Award to qualify for the Section 162(m) Exemption. The provisions of this Section 24 shall apply to all such Qualified Performance-Based Awards, notwithstanding any other provision of this Plan, other than Section 22.

     (c) The maximum amount of Qualified Performance-Based Awards (other than stock options and stock appreciation rights) that may be granted to any Grantee in any three-year period shall not exceed the following: (i) 5,000,000 shares for all Qualified Performance-Based Awards that are performance units based upon a number of shares (rather than upon a dollar amount); (ii) $5,000,000 for all Qualified Performance-Based Awards that are performance units based upon a dollar amount; and (iii) 200,000 shares for all other Qualified Performance-Based Awards; provided, that the number of shares set forth in clauses (i) and (iii) shall be subject to adjustment as provided in Section 23.

     (d) Each Qualified Performance-Based Award (other than a stock option or stock appreciation right) shall be earned, vested and payable (as applicable) only upon the achievement of one or more Qualified Performance Goals, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (i) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Performance Goals will be waived upon the death or Disability of the Grantee, and (ii) the provisions of Section 22 shall apply notwithstanding this sentence.

     (e) Except as specifically provided in Section 24(d), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under this Plan with respect to a Qualified Performance-Based Award under this Plan, in any manner to waive the achievement of the applicable Performance Goals or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

25. Amendment of this Plan

The Board may from time to time in its discretion amend or modify this Plan or Awards without the approval of the stockholders of the Company, except as such stockholder approval may be required (a) to permit the grant of Awards under, and transactions in Stock pursuant to, this Plan to be exempt from liability under Section 16(b) of the 1934 Act or (b) under the listing requirements of any national securities exchange on which are listed any of the Company’s equity securities; provided that except as provided in the next sentence, no such amendment shall adversely affect any previously-granted Award without the consent of the Grantee, and no such amendment may be made that would cause a Qualified Performance Based Award to cease to qualify for the Section 162(m) Exemption. Notwithstanding the foregoing, the Board may from time to time amend this Plan or Awards, and the Committee may from time to time amend Awards, without the consent of affected Grantees, (i) to comply with applicable law, stock exchange rules or accounting rules, and (ii) to make changes that do not materially decrease the value of such Awards.

26. Termination of this Plan

This Plan shall terminate on the 10th anniversary of the Effective Date or at such earlier time as the Board may determine. Any termination, whether in whole or in part, shall not affect any Award then outstanding under this Plan.

27. No Illegal Transactions

This Plan and all Awards granted pursuant to it are subject to all laws and regulations of any governmental authority that may be applicable thereto; and, notwithstanding any provision of this Plan or any Award, Grantees shall not be entitled to exercise Awards or receive the benefits thereof and the Company shall not be obligated to deliver any Stock or pay any benefits to a Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

28. Controlling Law

The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

29. Severability

If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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YOUR VOTE IS IMPORTANT.
PLEASE SIGN AND RETURN THIS CARD.

Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

x

x	Date:	, 2001

The Board of Directors recommends a vote FOR items 1, 2 and 3.

WITHHOLD
1	.	Election of Directors	FOR ALL		FROM ALL
		01. J. Greenberg, 02. D. Lubin, 03. W. Massey,	[_]		[_]
04. A. McKenna, 05. R. Stone, and 06. R. Thurston

For all, except vote withheld from the following nominee(s)

			FOR	AGAINST	ABSTAIN
2	.	Approval of 2001 Omnibus	[_]	[_]	[_]
Stock Ownership Plan

3	.	Approval of auditors	[_]	[_]	[_]

The Board of Directors recommends a vote AGAINST items 4 and 5.

			FOR	AGAINST	ABSTAIN
4	.	Shareholder proposal on	[_]	[_]	[_]
the China Principles

5	.	Shareholder proposal on linking	[_]	[_]	[_]
compensation and corporate
social performance

  [LOGO]

PROXY AND VOTING INSTRUCTION CARD

McDONALD’S CORPORATION
McDonald’s Plaza
Oak Brook, IL 60523

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation.

Dear Shareholder:

McDonald’s 2001 Annual Shareholders’ Meeting will be held at 10:30 a.m. Central Time on Thursday, May 17, 2001, at the Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois. The doors will open at 9:00 a.m. If you plan to attend, please bring your bank or broker statement evidencing your beneficial ownership of McDonald’s stock for admittance to the meeting. Please visit the investor section of www.mcdonalds.com for more information including a map and directions to the meeting. If you are unable to attend the meeting in person, a replay of a portion of the meeting will be webcast on the investor section of www.mcdonalds.com late on May 18, 2001.

Your vote is important. Thank you for voting!

I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares that I am (we are) entitled to vote at McDonald’s Corporation 2001 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting. If this signed card contains no specific voting instructions, my (our) shares will be voted FOR all nominees for Director, FOR the approval of the 2001 Omnibus Stock Ownership Plan, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles, and AGAINST the shareholder proposal on linking compensation and corporate social performance.

    [LOGO]  Proxy

9826

I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at McDonald’s Corporation 2001 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of the 2001 Omnibus Stock Ownership Plan, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles and AGAINST the shareholder proposal on linking compensation and corporate social performance. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board’s recommendations.

Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

x

x	Date:	, 2001

[_] Detach Proxy from Annual Meeting Ticket before mailing. [_]

The Board of Directors recommends a vote FOR items 1, 2 and 3.

WITHHOLD
1	.	Election of Directors	FOR ALL		FROM ALL
		01. Jack M. Greenberg	[_]		[_]
02. Donald G. Lubin
03. Walter E. Massey
04. Andrew J. McKenna
05. Roger W. Stone
06. Robert N. Thurston
For all, except vote withheld from the following nominee(s)

			FOR	AGAINST	ABSTAIN
2	.	Approval of 2001 Omnibus	[_]	[_]	[_]
Stock Ownership Plan

3	.	Approval of auditors	[_]	[_]	[_]

The Board of Directors recommends a vote AGAINST items 4 and 5.

			FOR	AGAINST	ABSTAIN
4.		Shareholder proposal on the China Principles	[_]	[_]	[_]

5.		Shareholder proposal on linking compensation and corporate social performance	[_]	[_]	[_]

[_]   Comments are on reverse side.

[LOGO]          M c D O N A L D ’ S   C O R P O R A T I O N
                                       M c D o n a l d ’ s   P l a z a
                                       O a k    B r o o k ,   I L   6 0 5 2 3

Annual Meeting Ticket and Proxy Voting Instructions

Dear Shareholder:

McDonald’s 2001 Annual Shareholders’ Meeting will be held at 10:30 a.m. Central Time on Thursday, May 17, 2001, at the Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois. If you plan to attend, please detach this ticket and bring it with you for admission to the meeting.

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by using one of the following methods:

Internet voting: www.eproxyvote.com/mcd

Phone voting: 877-PRX-VOTE (877-779-8683) from the U.S./Canada; or 201-536-8073 from other countries.

Vote by mail: complete, date, sign, detach and mail the above proxy in the enclosed envelope.

Your proxy covers the voting of shares of McDonald’s Corporation Common Stock that you are entitled to vote or for which you may direct the voting.

If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail your proxy card.

Your vote is important. Thank you for voting!

[LOGO]

Information for McDonald’s Employees Only

If you wish to vote all of your shares including shares in McDonald’s Profit Sharing Program the same way, you do not need to complete the section below. Simply follow the voting instructions on the front of this card.

The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of the 2001 Omnibus Stock Ownership Plan, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles and AGAINST the shareholder proposal on linking compensation and corporate social performance.

The Board of Directors recommends a vote FOR items 1, 2 and 3.
			PLAN SHARES OWNED			PLAN SHARES NOT YET CREDITED OR UNVOTED

					WITHHOLD			WITHHOLD
1	.	Election of Directors	FOR ALL		FROM ALL	FOR ALL		FROM ALL
		01. Jack M. Greenberg	[_]	[_]	[_]	[_]	[_]	[_]
02. Donald G. Lubin
03. Walter E. Massey
04. Andrew J. McKenna
05. Roger W. Stone
06. Robert N. Thurston
			For all, except vote withheld from the following nominee(s)			For all, except vote withheld from the following nominee(s)

			FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
2	.	Approval of 2001 Omnibus Stock Ownership Plan	[_]	[_]	[_]	[_]	[_]	[_]

3	.	Approval of auditors	[_]	[_]	[_]	[_]	[_]	[_]

The Board of Directors recommends a vote AGAINST items 4 and 5.
			FOR	AGAINST	ABSTAIN	FOR	AGAINST	ABSTAIN
4	.	Shareholder proposal on the China Principles
			[_]	[_]	[_]	[_]	[_]	[_]

5.		Shareholder proposal on linking compensation and corporate social performance	[_]	[_]	[_]	[_]	[_]	[_]

Thank you for sharing your comments. Although we are unable to personally respond to every proxy card comment, be assured that your remarks are important to us. Your comments will help us learn how to better serve you.

Comments

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Profit Sharing Program Voting Instructions

Your vote on the front of this card directs the trustees of the Profit Sharing Program to vote the McDonald’s shares credited to your accounts under the Program. When you vote these shares, you should consider your long-term best interests as a Program participant.

In addition, you are also directing the trustees to vote shares held in the Program that have not been voted by other participants and shares that have not yet been credited to participants’ accounts. When you direct the vote of these shares, you have a special responsibility to consider the long-term best interests of other participants.

If you want to vote the Program shares you own or the shares you are voting for other participants differently from your shares held outside the Program, do not vote by phone or Internet. Instead, complete the front of the proxy card and check the “comment” box, then mark your voting direction for Program shares above and mail in the enclosed envelope.

Your directions to vote shares held in the Profit Sharing Program will be kept confidential by EquiServe Trust Company, N.A., the independent inspector of election.

    [LOGO]  Proxy

9826

I (we), revoking any proxy previously given, appoint Jack M. Greenberg and Gloria Santona, or either of them, as proxies with full powers of substitution to vote all shares the undersigned is entitled to vote at McDonald’s Corporation 2001 Annual Shareholders’ Meeting, or any adjournment thereof, and authorize each to vote at his or her discretion on any other matter that may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of McDonald’s Corporation. The Board of Directors recommends a vote FOR all nominees for Director, FOR the approval of the 2001 Omnibus Stock Ownership Plan, FOR the approval of auditors, AGAINST the shareholder proposal on the China Principles and AGAINST the shareholder proposal on linking compensation and corporate social performance. If this signed card contains no specific voting instructions, my (our) shares will be voted with the Board’s recommendations.

Please sign as your name(s) appear(s) above and return this proxy promptly. If signing for a corporation or partnership, or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

x

x	Date:	, 2001

[_] Detach Proxy from Annual Meeting Ticket before mailing. [_]

The Board of Directors recommends a vote FOR items 1, 2 and 3.

WITHHOLD
1	.	Election of Directors	FOR ALL		FROM ALL
		01. Jack M. Greenberg	[_]		[_]
02. Donald G. Lubin
03. Walter E. Massey
04. Andrew J. McKenna
05. Roger W. Stone
06. Robert N. Thurston
For all, except vote withheld from the following nominee(s)

			FOR	AGAINST	ABSTAIN
2	.	Approval of 2001 Omnibus	[_]	[_]	[_]
Stock Ownership Plan

3	.	Approval of auditors	[_]	[_]	[_]

The Board of Directors recommends a vote AGAINST items 4 and 5.

			FOR	AGAINST	ABSTAIN
4.		Shareholder proposal on the China Principles	[_]	[_]	[_]

5.		Shareholder proposal on linking compensation and corporate social performance	[_]	[_]	[_]

[_]   Comments are on reverse side.

[LOGO]          M c D O N A L D ’ S   C O R P O R A T I O N
                                       M c D o n a l d ’ s   P l a z a
                                       O a k    B r o o k ,   I L   6 0 5 2 3

Annual Meeting Ticket and Proxy Voting Instructions

Dear Shareholder:

McDonald’s 2001 Annual Shareholders’ Meeting will be held at 10:30 a.m. Central Time on Thursday, May 17, 2001, at the Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois. If you plan to attend, please detach this ticket and bring it with you for admission to the meeting.

Please consider the issues discussed in the Proxy Statement and exercise your right to vote by using one of the following methods:

Internet voting: www.eproxyvote.com/mcd

Phone voting: 877-PRX-VOTE (877-779-8683) from the U.S./Canada; or 201-536-8073 from other countries.

Vote by mail: complete, date, sign, detach and mail the above proxy in the enclosed envelope.

Your proxy covers the voting of shares of McDonald’s Corporation Common Stock that you are entitled to vote or for which you may direct the voting.

If voting by phone or via the Internet, the voter control number in the box above is necessary to verify your authority to vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the proxy card. If you choose to vote your shares by phone or Internet, there is no need to mail your proxy card.

Your vote is important. Thank you for voting!

[LOGO]

McDonald's E-Delivers

Don't wait for the mail - sign up to receive future annual meeting materials online when you vote via the Internet or sign up anytime at www.eConsent.com/mcd. As soon as the materials are available, we will send you an e-mail with information on how to access the annual report, notice of meeting, proxy statement and the Internet voting site - it's fast, convenient and helps your Company control costs.

Online account services at www.equiserve.com

Access your account information including transaction information and share balance; get historical stock price and dividend information; and make transactions online at the secure website, www.equiserve.com. You will need the issue number (9826), your account number and password, and social security number, if applicable. If you can't locate your account number or password, follow the instructions on the website or call EquiServe at 800-621-7825.

Comments

Thank you for sharing your comments. Please note that by sharing your comments, you are waiving confidential voting. Although we are unable to personally respond to every proxy card comment, be assured that your remarks are important to us. Your comments will help us learn how to better serve you.

[LOGO]

McDonald's Annual Meeting Ticket
Bring this ticket for your admission and the admission of one guest to McDonald's 2001 Annual Meeting

Rosemont Theatre - Rosemont, Illinois
Thursday, May 17, 2001, 10:30 a.m. to approximately 12 Noon Central Time
(doors open at 9:00 a.m.)

      ♦ Directions to Rosemont Theatre, 5400 N. River Road, Rosemont, Illinois - Phone: 847-671-5100

From downtown Chicago: take I-90 (Kennedy Expressway) to I-190 west (O'Hare Airport exit) and exit at River Road south. Proceed south on River Road about 1/4 mile to the Theatre, which is on the right.

From the south: take I-294 (Tri-State Tollway) north and exit at O'Hare Airport. After the toll plaza, stay left to River Road. Turn right at River Road and go about 4 blocks to the Theatre, which is on the right.

From the north: take I-294 (Tri-State Tollway) south or I-90 (Kennedy Expressway) east toward O'Hare Airport. Exit at Mannheim south. Take Mannheim to Lawrence Avenue. Turn left on Lawrence Avenue and go to River Road. Turn left on River Road and go about 1/2 mile to the Theatre, which is on the left.

From the west: take I-88 to I-294 (Tri-State Tollway) north and exit at O'Hare Airport. After the toll plaza, stay left to River Road. Turn right at River Road and go about 4 blocks to the Theatre, which is on the right.

      ♦ Handicap Access: All entrances are handicap accessible. Handicap seating is available on the main floor in Sections 108 and 110.

Unable to attend McDonald's 2001Annual Meeting in person? An audio and video replay of a portion of the meeting will be webcast beginning late on May 18, on the investor section of
www.mcdonalds.com

McDonald’s Corporation
2001 Telephone Voting Script

Toll Free: 1-877-PRX-VOTE or 1-877-779-8683

1.	Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.
2.	Enter the Voter Control Number as it appears on the card followed by the pound sign.
3.	One moment please while we verify your information.
4.	Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.
5.	The company that you are voting is McDonald’s Corporation. Your vote will be treated confidentially. This vote will supersede any previous vote you may have made for this account.
6.	Your vote is subject to the same terms and authorizations as indicated on the proxy card. It also authorizes the named proxies to vote your shares according to your instructions at the shareholders' meeting. At the end of this call, please wait to confirm your vote.
7.	To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2. If 1, go to Playback. If 2, go to 8.
8.

Item # 1. Election of Directors. The Board of Directors recommends a vote FOR Item 1. To vote for all nominees press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.
          If 1, go to 9.
          If 2, go to 9.
          If 3, go to Director Exception.

Director Exception
Using your proxy card, enter the 2-digit number next to the nominee from whom you wish to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again. Or if you have completed voting on directors, press the pound key again.

If pound key entered twice, go to the next item.
If valid nominee number, go to Next Nominee.

Next Nominee
To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key, or if you have completed voting on directors press the pound key again.
If pound key entered twice, go to the next item.
If valid nominee number, go to Next Nominee.

Invalid Nominee Number
You have entered an invalid nominee number.
{Go to Next Nominee.}

9.	Item # 2. Approval of 2001 Omnibus Stock Ownership Plan. The Board of Directors recommends a vote FOR Item #2. To vote for, press 1; against, press 2; abstain, press 3.
      If 1, go to 10.
      If 2, go to 10.
      If 3, go to 10.

10.	Item # 3. Approval of Auditors. The Board of Directors recommends a vote FOR Item #3. To vote for, press 1; against, press 2; abstain, press 3. If 1, go to 11. If 2, go to 11. If 3, go to 11.
11.	Item # 4. Shareholder proposal on the China Principles. The Board of Directors recommends a vote AGAINST Item #4. To vote for, press 1; against, press 2; abstain, press 3.
      If 1, go to 12.
      If 2, go to 12.
      If 3, go to 12.

12.	Item # 5. Shareholder proposal on linking compensation and corporate social performance. The Board of Directors recommends a vote AGAINST Item #5. To vote for, press 1; against, press 2; abstain, press 3. If 1, go to 13.
      If 2, go to 13.
      If 3, go to 13.

13.       You have cast your vote as follows:

Playback {Playback the appropriate vote for this proxy card.}
Default Playback
You have voted in the manner recommended by the Board of Directors.

Director Proposal Playback
Voted for all nominees: Item #. You have voted for all nominees.

Withhold from all nominees: Item #. You have voted to withhold your vote from all nominees.

Withhold from individual nominees: Item #. You have voted for all nominees except for the following nominee numbers.

For/Against/Abstain Proposal Playback
Item # {For | Against | Abstain}
14.	To confirm your vote, press 1. To cancel your vote, press 2. If 1, go to 16. If 2, go to 15.
15.	Your vote has been cancelled. If you wish to vote this card or another card, press 1. Otherwise, please hang up and mark, sign, and return your card in the envelope provided. Thank you for calling.
16.	Your vote has been successfully recorded. It is not necessary for you to mail in your card. If you wish to vote another card or change your vote, press 1. Otherwise, please hang up. Thank you for voting.

Invalid Control Numbers
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No Key Pressed
Go to the same item (repeat three times); otherwise, go to Error.

Invalid Number
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Error
We are unable to process your request at this time. Thank you for calling.
{Call ends.}